As filed with the Securities and Exchange Commission on February 28, 2000

                                                Registration No. 333-30630

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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                --------------

                            AMENDMENT NO. 1 TO

                                   FORM S-1
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                                --------------

                            SYCAMORE NETWORKS, INC.
            (Exact name of registrant as specified in its charter)

                                --------------

         Delaware                    3576                    04-3410558
     (State or other     (Primary Standard Industrial     (I.R.S. Employer
     jurisdiction of      Classification Code Number)  Identification Number)
     incorporation or
      organization)

                                --------------

                              10 Elizabeth Drive
                             Chelmsford, MA 01824
                                (978) 250-2900
   (Address, Including Zip Code, and Telephone Number, Including Area Code,
                 of Registrant's Principal Executive Offices)

                                --------------

                                Daniel E. Smith
                     President and Chief Executive Officer
                            Sycamore Networks, Inc.
                              10 Elizabeth Drive
                             Chelmsford, MA 01824
                           Telephone (978) 250-2900
           (Name, Address Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent for Service)

                                --------------

                                  Copies to:
 MARGARET A. BROWN, ESQ.    FRANCES M. JEWELS, ESQ. WILLIAM B. ASHER, JR.,
  SKADDEN, ARPS, SLATE,       VICE PRESIDENT AND             ESQ.
    MEAGHER & FLOM LLP      CHIEF FINANCIAL OFFICER    TESTA, HURWITZ &
    One Beacon Street       Sycamore Networks, Inc.     THIBEAULT, LLP
  Boston, MA 02108-3194       10 Elizabeth Drive       125 High Street
Telephone: (617) 573-4800    Chelmsford, MA 01824      Boston, MA 02110
                                                  Telephone: (617) 248-7000
                           Telephone: (978) 250-2900

                                --------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS
           (Subject to Completion)

Issued February 28, 2000

                               15,000,000 Shares

[LOGO OF SYCAMORE NETWORK]

                                  COMMON STOCK

                                  -----------

Sycamore Networks, Inc. is offering 12,394,707 shares and the selling stockholders are offering 2,605,293 shares.

                                  -----------

Our common stock is listed on the Nasdaq National Market under the symbol "SCMR." On February 24, 2000, the last reported sale price of the common stock was $113.25 per share.

                                  -----------

Investing in our common stock involves risks. See "Risk Factors" beginning on page 6.

                                  -----------

                           PRICE $      A SHARE

                                  -----------

                               Underwriting                         Proceeds to
               Price to        Discounts and      Proceeds to         Selling
                Public          Commissions        Sycamore        Stockholders
               --------        -------------      -----------      ------------
Per
 Share....      $                  $                $                 $
Total.....    $                  $                $                 $

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Sycamore Networks has granted the underwriters the right to purchase up to an additional 2,250,000 shares of common stock to cover over-allotments. Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on March
  , 2000.

                                  -----------

MORGAN STANLEY DEAN WITTER
   CREDIT SUISSE FIRST BOSTON
      LEHMAN BROTHERS
         J.P. MORGAN & CO.
             DAIN RAUSCHER WESSELS
                  ROBERTSON STEPHENS
                     THOMAS WEISEL PARTNERS LLC

     , 2000

                               TABLE OF CONTENTS

                                      Page                                                 Page
                                      ----                                                 ----
Prospectus Summary..................    3            Business............................   29
Risk Factors........................    6            Management..........................   39
Special Note Regarding Forward-                      Certain Transactions................   48
 Looking Statements.................   16            Principal and Selling Stockholders..   49
Use of Proceeds.....................   17            Description of Capital Stock........   51
Price Range of Common Stock.........   17            Shares Eligible for Future Sale.....   53
Dividend Policy.....................   17            Underwriters........................   56
Capitalization......................   18            Legal Matters.......................   57
Dilution............................   19            Experts.............................   57
Selected Consolidated Financial                      Where You Can Find More
 Data...............................   20             Information........................   58
Management's Discussion and Analysis                 Index to Consolidated Financial
 of Financial Condition and Results                   Statements.........................  F-1
 of Operations......................   21

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. We and the selling stockholders are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

                               PROSPECTUS SUMMARY

   The following summary is qualified by the more detailed information and the consolidated financial statements and related notes appearing elsewhere in this prospectus.

                            SYCAMORE NETWORKS, INC.

   We develop and market products that transport voice and data traffic over wavelengths of light. Our products are designed to enable our customers to quickly and cost effectively create usable network capacity over existing fiber and thereby to create new high speed data services. Our target customers are new and established providers of local voice and data transport services, long distance carriers, Internet service providers, cable operators, foreign telephone companies and carriers who provide services to other carriers, all of which we refer to as service providers. These companies may provide such high speed data services as access to the Internet, high speed data connections between company sites, video conferencing and remote access to corporate databases. We believe that the existing public network is unable to meet the demand for high speed data transport services that are driving network growth. As data traffic on the public network continues to grow at rates that surpass available network capacity, we believe that service providers will require new solutions to relieve network congestion and create new data services.

   We call our products intelligent optical networking products because they are designed to transmit and manage data directly on wavelengths of light, for transmission over fiber optic cable. This will improve the efficiency of the network, because data can be moved across the network and managed entirely in the optical medium. In contrast, the existing public network is based on a transmission technology, known as SONET/SDH, which requires optical signals travelling across the network to be converted into electrical signals at each network transit point, and then re-converted into optical signals for transport to the next transit point. The multiple conversions required in a SONET/SDH network increase network complexity and cost. Our products are based on a common software architecture that we believe has a number of significant benefits, including accelerating our release of new products and enabling our customers to upgrade their networks without significant new capital equipment or retraining.

   Prior to May 1999, we were a development stage company principally engaged in research and development. We began shipping our SN 6000 Intelligent Optical Transport product in May 1999, our SN 8000 Intelligent Optical Node in August 1999 and our SilvxManager Network Management System in November 1999. Our SN 16000 Intelligent Optical Switch is currently in the test stage. Substantially all of our revenues to date have been from sales of these products to one customer, Williams Communications. We have incurred significant losses since our inception, and as of January 29, 2000 we had an accumulated deficit of $27.5 million.

   Our products are designed to address the current and future needs of service providers by offering an end-to-end optical networking solution that provides the following benefits:

  . Improves Network Flexibility and Scalability. Our software-based equipment is designed to allow service providers to improve the flexibility of, and the ability to expand, their networks without the long lead times and large initial capital investment presently required for a network buildout.

  . Enables Rapid Service Delivery. Our products are designed to shorten the time it takes for service providers to increase bandwidth and provide services.

  . Facilitates Introduction of New Data Services and Creation of New Revenue Opportunities for Service Providers. The software-based intelligence of our products allows us to rapidly introduce new features into our products, which can in turn be offered as new services by service providers to their customers.

  . Protects Existing Investments. Our products are designed to enable service providers to increase the functionality and improve the performance of their networks without sacrificing their existing infrastructure investments in SONET/SDH equipment.

   We market our products through a direct sales force and are currently developing relationships with selected original equipment manufacturers and other marketing partners, both domestically and internationally. In addition, we work collaboratively with our customers and prospective customers to help them identify and create new high speed data services that they can offer to their customers. We believe that this assistance is an integral aspect of our sales and marketing efforts.

   We are a Delaware corporation. Our principal executive offices are located at 10 Elizabeth Drive, Chelmsford, Massachusetts 01824 and our telephone number is (978) 250-2900. Our World Wide Web site address is www.sycamorenet.com. The information in the Web site is not incorporated by reference into this prospectus.

   Sycamore Networks, SN 6000, SN 8000, SilvxSource, SilvxManager, SN 16000, SilvxONMS and SILVX are our trademarks. This prospectus also contains trademarks of other companies.

                                  THE OFFERING

 Common stock offered by Sycamore Networks........... 12,394,707 shares
 Common stock offered by the selling stockholders.... 2,605,293 shares
 Common stock to be outstanding after this offering.. 248,489,559 shares
 Use of proceeds..................................... We intend to use the net proceeds from this
                                                      offering for general
                                                      corporate purposes,
                                                      principally working
                                                      capital and capital
                                                      expenditures. See "Use of
                                                      Proceeds."
 Nasdaq National Market symbol....................... "SCMR"

   The above information is based upon the number of shares of common stock outstanding as of January 29, 2000, giving effect to a 3-for-1 stock split effected on February 11, 2000, and excludes 17,849,484 shares of common stock issuable upon exercise of outstanding options at an average exercise price of $19.37 per share and 43,292,112 shares of common stock reserved for future issuance under our stock plans as of January 29, 2000.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

                         Period from Inception                       Six Months Ended
                          (February 17, 1998)   Year Ended   ---------------------------------
                         through July 31, 1998 July 31, 1999 January 30, 1999 January 29, 2000
                         --------------------- ------------- ---------------- ----------------
Consolidated Statement
 of Operations Data:
Revenues................        $    --          $ 11,330        $    --          $ 48,559
Total operating
 expenses...............            793            22,893          4,243            34,679
Loss from operations....           (793)          (20,049)        (4,482)          (11,856)
Net loss................           (693)          (19,490)        (4,289)           (7,351)
Pro forma basic and
 diluted net loss per
 share (unaudited)......        $  (.01)         $   (.17)       $  (.05)         $   (.04)
Weighted average shares
 used in computing pro
 forma basic and diluted
 net loss per share
 (unaudited)............         56,268           114,435         87,655           172,244

   Weighted average shares used in computing pro forma basic and diluted net loss per share shown above exclude unvested shares of common stock subject to repurchase rights, which totaled 15,768,000 and 36,261,000 for the period from inception (February 17, 1998) through July 31, 1998 and year ended July 31, 1999, respectively; and 29,952,000 and 53,218,000 for the six months ended January 30, 1999 and January 29, 2000, respectively.

   The as adjusted column in the consolidated balance sheet data below gives effect to the sale by us of 12,394,707 shares of common stock in this offering at an assumed public offering price of $113.25, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

                                                             As of January 29,
                                                                    2000
                                                            --------------------
                                                             Actual  As Adjusted
                                                            -------- -----------
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities........... $288,576 $1,642,122
Working capital............................................  292,043  1,645,589
Total assets...............................................  344,678  1,698,244
Total stockholders' equity.................................  307,180  1,660,726

   Except as set forth in the consolidated financial statements or as otherwise indicated, all information in this prospectus:

  .  assumes no exercise of the underwriters' over-allotment option; and

  . reflects a 3-for-1 stock split of the common stock effected on February 11, 2000.

                                 RISK FACTORS

   This offering and an investment in our common stock involve a high degree of risk. You should consider carefully the risks described below before you decide to buy our common stock.

Risks Related to Our Business

   We Expect That Substantially All Of Our Revenues Will Be Generated From A Limited Number Of Customers, And Our Revenues Will Not Grow If We Do Not Successfully Sell Products To These Customers

   We currently have a limited number of customers, one of whom, Williams Communications, accounts for substantially all of our revenues to date. Williams is not contractually committed to purchase any minimum quantities of products from us. We expect that in the foreseeable future substantially all of our revenues will continue to depend on sales of our intelligent optical networking products to Williams and a limited number of potential new customers. The rate at which our current and prospective customers purchase products from us will depend, in part, on their success in selling communications services based on these products to their own customers. Any failure of current or prospective customers to purchase products from us for any reason, including any determination not to install our products in their networks or downturn in their business, would seriously harm our financial condition or results of our operations.

   We Have Been In Business For A Short Period Of Time And Your Basis For Evaluating Us Is Limited

   We were founded in February 1998. We began shipping our SN 6000 Intelligent Optical Transport product in May 1999, our SN 8000 Intelligent Optical Node in August 1999 and our SilvxManager Network Management System in November 1999. We have limited meaningful historical financial data upon which to base projected revenues and planned operating expenses and upon which investors may evaluate us and our prospects. In addition, our operating expenses are largely based on anticipated revenue trends, and a high percentage of our expenses are and will continue to be fixed. You should consider the risks and difficulties frequently encountered by companies like ours in a new and rapidly evolving market. Our ability to sell products, and the level of success, if any, we achieve, depends, among other things, on the level of demand for intelligent optical networking products, which is a new and rapidly evolving market.

   Our Failure To Increase Our Revenues Would Prevent Us From Achieving And Maintaining Profitability

   We have incurred significant losses since inception and expect to continue to incur losses in the future. As of January 29, 2000, we had an accumulated deficit of $27.5 million. We have not achieved profitability on a quarterly or annual basis and anticipate that we will continue to incur net losses. We cannot assure you that our revenues will grow or that we will generate sufficient revenues to achieve or sustain profitability. We have large fixed expenses and we expect to continue to incur significant and increasing sales and marketing, product development, administrative and other expenses. As a result, we will need to generate significantly higher revenues to achieve and maintain profitability.

   We Are Entirely Dependent On Our Line Of Intelligent Optical Networking Products And Our Future Revenue Depends On Their Commercial Success

   Our future growth depends on the commercial success of our line of intelligent optical networking products. To date, our SN 6000 Intelligent Optical Transport product, SN 8000 Intelligent Optical Network Node and our SilvxManager Network Management System are the only products that have been shipped to customers. Our newest product is the SN 16000 Intelligent Optical Switch. This product is currently in the test stage. We intend to develop and introduce new products and enhancements to existing products in the future. We cannot assure you that we will be successful in completing the development or introduction of these products. Failure of our current or planned products to operate as expected could delay or prevent their adoption. If our target customers do not adopt, purchase and successfully deploy our current and planned products, our revenues will not grow significantly.

   Because Our Products Are Complex And Are Deployed In Complex Environments, They May Have Errors Or Defects That We Find Only After Full Deployment, Which Could Seriously Harm Our Business

   Our intelligent optical networking products are complex and are designed to be deployed in large and complex networks. Because of the nature of the products, they can only be fully tested when completely deployed in very large networks with high amounts of traffic. Our customers may discover errors or defects in the hardware or the software, or the product may not operate as expected, after it has been fully deployed. If we are unable to fix errors or other problems that may be identified in full deployment, we could experience:

  . loss of or delay in revenues and loss of market share;

  . loss of customers;

  . failure to attract new customers or achieve market acceptance;

  . diversion of development resources;

  . increased service and warranty costs;

  . legal actions by our customers; and

  . increased insurance costs.

   The Long And Variable Sales Cycles For Our Products May Cause Revenues And Operating Results To Vary Significantly From Quarter To Quarter

   A customer's decision to purchase our intelligent optical networking products involves a significant commitment of its resources and a lengthy evaluation, testing and product qualification process. As a result, our sales cycle is likely to be lengthy. Throughout the sales cycle, we spend considerable time and expense educating and providing information to prospective customers about the use and features of our products. Even after making a decision to purchase, we believe that our customers will deploy the products slowly and deliberately. Timing of deployment can vary widely and depends on the skills of the customer, the size of the network deployment, the complexity of the customer's network environment and the degree of hardware and software configuration necessary. Customers with complex networks usually expand their networks in large increments on a periodic basis. Accordingly, we may receive purchase orders for significant dollar amounts on an irregular and unpredictable basis. Because of our limited operating history and the nature of our business, we cannot predict these sales and deployment cycles. The long sales cycles, as well as our expectation that customers will tend to sporadically place large orders with short lead times, may cause our revenues and results of operations to vary significantly and unexpectedly from quarter to quarter.

   We May Not Be Successful If Our Customer Base Does Not Grow

   Our future success will depend on our attracting additional customers. The growth of our customer base could be adversely affected by:

  . customer unwillingness to implement our new optical networking architecture;

  . any delays or difficulties that we may incur in completing the development and introduction of our planned products or product enhancements;

  . new product introductions by our competitors;

  . any failure of our products to perform as expected; or

  . any difficulty we may incur in meeting customers' delivery requirements.

   The Intelligent Optical Networking Market Is New And Our Business Will Suffer If It Does Not Develop As We Expect

   The market for intelligent optical networking products is new. We cannot assure you that a viable market for our products will develop or be sustainable. If this market does not develop, or develops more slowly than we expect, our business, results of operations and financial condition would be seriously harmed.

   If We Do Not Respond Rapidly To Technological Changes, Our Products Could Become Obsolete

   The market for intelligent optical networking products is likely to be characterized by rapid technological change, frequent new product introductions and changes in customer requirements. We may be unable to respond quickly or effectively to these developments. We may experience design, manufacturing, marketing and other difficulties that could delay or prevent our development, introduction or marketing of new products and enhancements. The introduction of new products by competitors, market acceptance of products based on new or alternative technologies or the emergence of new industry standards, could render our existing or future products obsolete.

   In developing our products, we have made, and will continue to make, assumptions about the standards that may be adopted by our customers and competitors. If the standards adopted are different from those which we have chosen to support, market acceptance of our products may be significantly reduced or delayed and our business will be seriously harmed. In addition, the introduction of products incorporating new technologies and the emergence of new industry standards could render our existing products obsolete.

   In addition, in order to introduce products incorporating new technologies and new industry standards, we must be able to gain access to the latest technologies of our customers, our suppliers and other network vendors. Any failure to gain access to the latest technologies could impair the competitiveness of our products.

   Customer Requirements Are Likely To Evolve, And We Will Not Retain Customers or Attract New Customers If We Do Not Anticipate And Meet Specific Customer Requirements

   Our current and prospective customers may require product features and capabilities that our current products do not have. To achieve market acceptance for our products, we must effectively and timely anticipate and adapt to customer requirements and offer products and services that meet customer demands. Our failure to develop products or offer services that satisfy customer requirements would seriously harm our ability to increase demand for our products.

   We intend to continue to invest in product and technology development. The development of new or enhanced products is a complex and uncertain process that requires the accurate anticipation of technological and market trends. We may experience design, manufacturing, marketing and other difficulties that could delay or prevent the development, introduction or marketing of new products and enhancements. The introduction of new or enhanced products also requires that we manage the transition from older products in order to minimize disruption in customer ordering patterns and ensure that adequate supplies of new products can be delivered to meet anticipated customer demand. Our inability to effectively manage this transition would cause us to lose current and prospective customers.

   Our Market Is Highly Competitive, And Our Failure To Compete Successfully Would Limit Our Ability to Increase Our Market Share

   Competition in the public network infrastructure market is intense. This market has historically been dominated by large companies, such as Lucent Technologies, Nortel Networks, Cisco Systems and Ciena Corporation. In addition, a number of private companies have announced plans for new products to address the same network problems which our products address. Many of our current and potential competitors have significantly greater selling and marketing, technical, manufacturing, financial, and other resources, including vendor-sponsored financing programs. Moreover, our competitors may foresee the course of market developments more accurately and could in the future develop new technologies that compete with our products or even render our products obsolete. Due to the rapidly evolving markets in which we compete, additional competitors with significant market presence and financial resources may enter those markets, thereby further intensifying competition.

   In order to compete effectively, we must deliver products that:

  . provide extremely high network reliability;

  . scale easily and efficiently with minimum disruption to the network;

  . interoperate with existing network designs and equipment vendors;

  . reduce the complexity of the network by decreasing the need for overlapping equipment;

  . provide effective network management; and

  . provide a cost-effective solution for service providers.

   In addition, we believe that a knowledge of the infrastructure requirements applicable to service providers, experience in working with service providers to develop new services for their customers, and an ability to provide vendor-sponsored financing, are important competitive factors in our market. We have limited ability to provide vendor-sponsored financing and this may influence the purchasing decisions of prospective customers, who may decide to purchase products from one of our competitors who are able to provide more extensive financing programs.

   If we are unable to compete successfully against our current and future competitors, we could experience price reductions, order cancellations and reduced gross margins, any one of which could materially and adversely affect our business, results of operations and financial condition.

   We Are Likely To Face Difficulties In Obtaining And Retaining Customers If We Do Not Expand Our Sales Organization And Our Customer Service And Support Operations

   Our products and services require a sophisticated sales effort targeted at a limited number of key individuals within our prospective customers' organizations. This effort requires specialized sales personnel and consulting engineers. We are in the process of building our direct sales force and plan to hire additional qualified sales personnel and consulting engineers. Competition for these individuals is intense, and we might not be able to hire and train the kind and number of sales personnel and consulting engineers required for us to be successful. In addition, we believe that our future success is dependent upon our ability to establish successful relationships with a variety of distribution partners. If we are unable to expand our direct sales operations, or expand our indirect sales channel, we may not be able to increase market awareness or sales of our products, which may prevent us from achieving and maintaining profitability.

   We currently have a small customer service and support organization and will need to increase our staff to support new customers. The support of our products requires highly trained customer service and support personnel. Hiring customer service and support personnel is very competitive in our industry because there are a limited number of people available with the necessary technical skills and understanding of our market. Once we hire them, they may require extensive training in our intelligent optical networking products. If we are unable to expand our customer service and support organization and train our personnel rapidly, we may not be able to increase sales of our products.

   We Depend Upon Contract Manufacturers And Any Disruption In These Relationships May Cause Us To Fail To Meet The Demands Of Our Customers And Damage Our Customer Relationships

   We do not have internal manufacturing capabilities. We rely on a small number of contract manufacturers to manufacture our products in accordance with our specifications, and to fill orders on a timely basis. We recently executed a supply contract with Celestica Corporation, which provides comprehensive manufacturing services, including assembly, test, control and shipment to our customers, and procures material on our behalf. We may not be able to effectively manage our relationship with Celestica, and Celestica may not meet our future requirements for timely delivery. Each of our contract manufacturers also builds products for other companies, and we cannot assure you that they will always have sufficient quantities of inventory available to fill orders placed by our customers, or that they will allocate their internal resources to fill these orders on a timely basis. Except for our contract with Celestica, we do not have any on-going supply contracts with these manufacturers. At present, we purchase products from these manufacturers on a purchase order basis. Qualifying a new contract manufacturer and commencing volume production is expensive and time consuming and could result in a significant interruption in the supply of our products. If we are required or choose to change contract manufacturers, we may lose revenue and damage our customer relationships.

   We Rely On Single Sources For Supply Of Certain Components And Our Business May Be Seriously Harmed If Our Supply Of Any Of These Components And Other Components Is Disrupted

   We currently purchase several key components, including commercial digital signal processors, RISC processors, field programmable gate arrays, SONET transceivers and erbium doped fiber amplifiers, from single or limited sources. We purchase each of these components on a purchase order basis and have no long-term contracts for these components. Although we believe that there are alternative sources for each of these components, in the event of a disruption in supply, we may not be able to develop an alternate source in a timely manner or at favorable prices. Such a failure could hurt our ability to deliver our products to our customers and negatively affect our operating margins. In addition, our reliance on our suppliers exposes us to potential supplier production difficulties or quality variations. Any such disruption in supply would seriously impact present and future sales and revenue. Further, the optical component industry is expanding rapidly and manufacturers of optical components may be unable to meet the unpredictable and growing demand for components. Because optical components are integrated into our products, a shortage or decrease in supply would seriously impact future sales and revenue.

   The Unpredictability Of Our Quarterly Results May Adversely Affect The Trading Price Of Our Common Stock

   Our revenues and operating results will vary significantly from quarter to quarter due to a number of factors, many of which are outside of our control and any of which may cause our stock price to fluctuate. The primary factors that may affect us include the following:

  . fluctuation in demand for intelligent optical networking products;

  . the timing and size of sales of our products;

  . the length and variability of the sales cycle for our products;

  . the timing of recognizing revenue and deferred revenue;

  . new product introductions and enhancements by our competitors and ourselves;

  . changes in our pricing policies or the pricing policies of our competitors;

  . our ability to develop, introduce and ship new products and product enhancements that meet customer requirements in a timely manner;

  . our ability to obtain sufficient supplies of sole or limited source components;

  . increases in the prices of the components we purchase;

  . our ability to attain and maintain production volumes and quality levels for our products;

  . the timing and level of prototype expenses;

  . costs related to acquisitions of technology or businesses; and

  . general economic conditions as well as those specific to the telecommunications, Internet and related industries.

   We plan to increase significantly our operating expenses to fund greater levels of research and development, expand our sales and marketing operations, broaden our customer support capabilities and develop new distribution channels. We also plan to expand our general and administrative capabilities to address the increased reporting and other administrative demands which will result from the increasing size of our business. Our operating expenses are largely based on anticipated organizational growth and revenue trends and a high percentage of our expenses are, and will continue to be, fixed. As a result, a delay in generating or recognizing revenue for the reasons set forth above, or for any other reason, could cause significant variations in our operating results from quarter to quarter and could result in substantial operating losses.

   Due to the foregoing factors, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. You should not rely on our results or growth for one quarter as any indication of our future performance. It is likely that in some future quarters, our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock could decrease.

   If Our Products Do Not Interoperate With Our Customers' Networks, Installations Will Be Delayed Or Cancelled And Could Result In Substantial Product Returns, Which Could Seriously Harm Our Business

   Many of our customers will require that our products be specifically designed to interface with their existing networks, each of which may have different specifications and utilize multiple protocol standards. Our customers' networks contain multiple generations of products that have been added over time as these networks have grown and evolved. Our products must interoperate with all of the products within these networks as well as future products in order to meet our customers' requirements. The requirement that we modify product design in order to achieve a sale may result in a longer sales cycle, increased research and development expense, and reduced margins on our products. If we find errors in the existing software used in our customers' networks, we would have to modify our products to fix or overcome these errors so that our products will interoperate and scale with the existing software and hardware. If our products do not interoperate with those of our customers' networks, installations could be delayed, orders for our products could be cancelled or our products could be returned. This would also seriously harm our reputation, all of which could seriously harm our business and prospects.

   Undetected Software Or Hardware Errors And Problems Arising From Use Of Our Products In Conjunction With Other Vendors' Products Could Result In Delays or Loss of Market Acceptance of Our Products

   Networking products frequently contain undetected software or hardware errors when first introduced or as new versions are released. We expect that errors will be found from time to time in new or enhanced products after we begin commercial shipments. In addition, service providers typically use our products in conjunction with products from other vendors. As a result, when problems occur, it may be difficult to identify the source of the problem. These problems may cause us to incur significant warranty, support and repair costs, divert the attention of our engineering personnel from our product development efforts and cause significant customer relations problems. The occurrence of these problems could result in the delay or loss of market acceptance of our products and would likely have a material adverse effect on our business, results of operations and financial condition. Defects, integration issues or other performance problems in our products could result in financial or other damages to our customers or could damage market acceptance for our products. Our customers could also seek damages for losses from us. A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly.

   Our Failure To Establish And Maintain Key Customer Relationships May Result In Delays In Introducing New Products Or Cause Customers To Forego Purchasing Our Products

   Our future success will also depend upon our ability to develop and manage key customer relationships in order to introduce a variety of new products and product enhancements that address the increasingly sophisticated needs of our customers. Our failure to establish and maintain these customer relationships may adversely affect our ability to develop new products and product enhancements. In addition, we may experience delays in releasing new products and product enhancements in the future. Material delays in introducing new products and enhancements or our inability to introduce competitive new products may cause customers to forego purchases of our products and purchase those of our competitors, which could seriously harm our business.

   Our Failure To Continually Improve Our Internal Controls And Systems, And Hire Needed Personnel, Could Impair Our Future Growth

   We have expanded our operations rapidly since our inception. We continue to increase the scope of our operations and have grown our headcount substantially. For example, at July 31, 1999, we had a total of 148 employees and at January 29, 2000, we had a total of 277 employees. In addition, we plan to continue to hire a significant number of employees this fiscal year. Our growth has placed, and our anticipated growth will continue to place, a significant strain on our management systems and resources. Our ability to successfully offer our products and implement our business plan in a rapidly evolving market requires an effective planning and management process. We expect that we will need to continue to improve our financial, managerial and manufacturing controls and reporting systems, and will need to continue to expand, train and manage our work force worldwide. We may not be able to implement adequate control systems in an efficient and timely manner. Competition for highly skilled personnel is intense, especially in the New England area. Any failure to attract, assimilate or retain qualified personnel to fulfill our current or future needs could impair our growth.

   We Depend On Our Key Personnel To Manage Our Business Effectively In A Rapidly Changing Market And If We Are Unable To Retain Our Key Employees, Our Ability To Compete Could Be Harmed

   Our future success depends upon the continued services of our executive officers and other key engineering, sales, marketing and support personnel, who have critical industry experience and relationships that we rely on to implement our business plan. None of our officers or key employees is bound by an employment agreement for any specific term. We do not have "key person" life insurance policies covering any of our employees. The loss of the services of any of our key employees could delay the development and introduction of, and negatively impact our ability to sell, our products.

   If We Become Subject To Unfair Hiring Claims, We Could Incur Substantial Costs In Defending Ourselves

   Companies in our industry, whose employees accept positions with competitors, frequently claim that their competitors have engaged in unfair hiring practices. We cannot assure you that we will not receive claims of this kind or other claims relating to our employees in the future as we seek to hire qualified personnel or that those claims will not result in material litigation. We could incur substantial costs in defending ourselves or our employees against such claims, regardless of their merits. In addition, defending ourselves or our employees from such claims could divert the attention of our management away from our operations.

   Our Ability To Compete Could Be Jeopardized If We Are Unable To Protect Our Intellectual Property Rights From Third-Party Challenges

   We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality or license agreements with our employees, consultants and corporate partners, and control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. If competitors are able to use our technology, our ability to compete effectively could be harmed.

   If Necessary Licenses Of Third-Party Technology Are Not Available To Us Or Are Very Expensive, Our Products Could Become Obsolete

   From time to time we may be required to license technology from third parties to develop new products or product enhancements. We cannot assure you that third party licenses will be available to us on commercially reasonable terms, if at all. The inability to obtain any third-party license required to develop new products and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at greater cost, either of which could seriously harm the competitiveness of our products.

   We Could Become Subject To Litigation Regarding Intellectual Property Rights, Which Could Seriously Harm Our Business And Require Us To Incur Significant Costs

   In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. Although we have not been involved in any intellectual property litigation, we may be a party to litigation in the future to protect our intellectual property or as a result of an allegation that we infringe others' intellectual property. Any parties asserting that our products infringe upon their proprietary rights would force us to defend ourselves and possibly our customers or manufacturers against the alleged infringement. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation also could force us to do one or more of the following:

  . stop selling, incorporating or using our products that use the challenged intellectual property;

  . obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

  . redesign those products that use such technology.

   If we are forced to take any of the foregoing actions, our business may be seriously harmed.

   We May Face Risks Associated With Our International Expansion That Could Impair Our Ability To Grow Our Revenues Abroad

   We intend to continue to expand our sales into international markets. This expansion will require significant management attention and financial resources to develop successfully direct and indirect international sales and support channels and to support customers in international markets. We may not be able to develop international market demand for our products.

   We have limited experience in marketing, distributing and supporting our products internationally and to do so, we expect that we will need to develop versions of our products that comply with local standards. In addition, international operations are subject to other inherent risks, including:

  . greater difficulty in accounts receivable collection and longer collection periods;

  . difficulties and costs of staffing and managing foreign operations;

  . the impact of recessions in economies outside the United States;

  . unexpected changes in regulatory requirements;

  . certification requirements;

  . currency fluctuations;

  . reduced protection for intellectual property rights in some countries;

  . potentially adverse tax consequences; and

  . political and economic instability.

   We Face A Number Of Unknown Risks Associated With Year 2000 Problems That Could Result In Claims Against Us Or Impair The Use Of Our Products By Our Customers

   The year 2000 computer issue creates a variety of risks for us. The year 2000 computer problem refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date represented as "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. The risks involve:

  . potential warranty or other claims by our customers;

  . errors in systems we use to run our business;

  . errors in systems used by our suppliers;

  . errors in systems used by our customers; and

  . potential reduced spending by other companies on intelligent optical network products as a result of significant spending on year 2000 remediation.

   We have designed our products for use in the year 2000 and beyond and believe they are year 2000 compliant. To date we are not aware of any problems related to these products as a result of the transition to January 1, 2000. However, our products are generally integrated into larger networks involving sophisticated hardware and software products supplied by other vendors. Each of our customers' networks involves different combinations of third party products. We cannot evaluate whether all of their products are year 2000 compliant. We may face claims based on year 2000 problems in other companies' products or based on issues arising from the integration of multiple products within the overall network. Although no year 2000 claims have been made against us, we may in the future be required to defend our products in legal proceedings which could be expensive regardless of the merits of these claims.

   If our suppliers, vendors, major distributors, partners, customers and service providers fail to correct their year 2000 problems, these failures could result in an interruption in, or a failure of, our normal business activities or operations. If a year 2000 problem occurs, it may be difficult to determine which party's products have caused the problem. These failures could interrupt our operations and damage our relationships with our customers. To date we have not received any notification from these third parties of any year 2000 problem or disruption that they are experiencing. However, due to the general uncertainty inherent in the year 2000 problem resulting from the readiness of third-party suppliers and vendors, we are unable to assure you that the consequences of their year 2000 failures will not materially affect us. The success to date of our year 2000 efforts and the efforts of our third party suppliers and vendors cannot guarantee that year 2000 problems will not materially harm our business and our financial results.

   Our current and prospective customers' purchasing plans could be affected by year 2000 issues if they need to expend significant resources to fix their existing systems to become year 2000 compliant. This situation may reduce funds available to purchase our products.

   Any Acquisitions We Make Could Disrupt Our Business And Seriously Harm Our Financial Condition

   As part of our ongoing business development strategy, we consider acquisitions and strategic investments in complementary companies, products or technologies. We are currently evaluating potential transactions and transaction prospects, but do not currently have any agreements or commitments with respect to any acquisition or investment. In the event of any purchases, we could:

  . issue stock that would dilute our current stockholders' percentage ownership;

  . incur debt;

  . assume liabilities;

  . incur amortization expenses related to goodwill and other intangible assets; or

  . incur large and immediate write-offs.

   Our operation of any acquired business will also involve numerous risks, including:

  . problems combining the purchased operations, technologies or products;

  . unanticipated costs;

  . diversion of management's attention from our core business;

  . adverse effects on existing business relationships with suppliers and customers;

  . risks associated with entering markets in which we have no or limited prior experience; and

  . potential loss of key employees, particularly those of the purchased organizations.

   We cannot assure you that we will be able to successfully integrate any businesses, products, technologies or personnel that we might acquire in the future and any failure to do so could disrupt our business and seriously harm our financial condition.

Risks Related To The Securities Markets And This Offering

   Our Stock Price May Be Volatile

   An active public market for our common stock may not be sustained. The market for technology stocks has been extremely volatile. The following factors could cause the market price of our common stock to fluctuate significantly:

  . our loss of a major customer;

  . the addition or departure of key personnel;

  . variations in our quarterly operating results;

  . announcements by us or our competitors of significant contracts, new products or product enhancements;

  . acquisitions, distribution partnerships, joint ventures or capital commitments;

  . changes in financial estimates by securities analysts;

  . our sales of common stock or other securities in the future;

  . changes in market valuations of broadband access technology companies;

  . changes in market valuations of networking and telecommunications companies; and

  . fluctuations in stock market prices and volumes.

   In addition, the stock market in general, and the Nasdaq National Market and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The trading prices of many technology companies' stocks are at or near historical highs and these trading prices and multiples are substantially above historical levels. These trading prices and multiples may not be sustained. These broad market and industry factors may materially adversely affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against such companies. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources.

   There May Be Sales Of A Substantial Amount Of Our Common Stock That Could Cause Our Stock Price To Fall

   Our common stock began trading on the Nasdaq National Market on October 22, 1999. To date there have been a limited number of shares trading in the public market. This offering will result in additional shares of our common stock being available on the open market. In addition, certain of our current stockholders hold a substantial number of shares which are currently subject to lock-up agreements or other restrictions limiting such stockholders ability to sell such shares. These stockholders may be able to sell such shares in the public market in the near future. In addition, as of January 29, 2000, options to purchase a total of 17,849,484 shares of common stock were outstanding, which options are subject to vesting schedules. Sales of a substantial number of shares of our common stock in this offering and thereafter could cause our stock price to fall. In addition, the sale of shares by our stockholders could impair our ability to raise capital through the sale of additional stock. See "Shares Eligible For Future Sales."

   Management May Apply The Proceeds Of This Offering To Uses That Do Not Increase Our Profits Or Market Value

   Our management will have considerable discretion in the application of the net proceeds from this offering and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our profitability or our market value. Pending application of the proceeds, they may be placed in investments that do not produce income or that lose value.

   Insiders Have Substantial Control Over Sycamore And Could Limit Your Ability To Influence The Outcome Of Key Transactions, Including Changes of Control

   The executive officers, directors and entities affiliated with them will, in the aggregate, beneficially own approximately 77.7% of our outstanding common stock following the completion of this offering. These stockholders, if acting together, would be able to influence significantly all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

   Provisions Of Our Charter Documents And Delaware Law May Have Anti-Takeover Effects That Could Prevent A Change Of Control

   Provisions of our amended and restated certificate of incorporation, bylaws, and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed above in the section captioned "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, results of operations and financial position.

                                USE OF PROCEEDS

   We estimate that our net proceeds from the sale of the 12,394,707 shares of common stock offered by us at an assumed public offering price of $113.25 per share will be approximately $1.4 billion after deducting estimated offering expenses of $1.0 million and the underwriting discounts and commissions payable by us. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders. See "Principal and Selling Stockholders."

   The principal purposes of this offering are to obtain additional working capital, create a larger public float for our common stock, facilitate our future access to public capital markets and allow for the orderly liquidation of a portion of the investments made by certain of our stockholders.

   We expect to use the net proceeds from the sale of shares of common stock offered by us for general corporate purposes, including for working capital and capital expenditures, and to expand our sales and marketing operations, broaden our customer support capabilities, develop new distribution channels and fund research and development. We may use a portion of the net proceeds to acquire or make investments in businesses, products or technologies that we believe will complement our current or future business. While we are currently evaluating potential transactions and transaction prospects, we do not currently have agreements or commitments with respect to any acquisition or investment. We will retain broad discretion in the allocation of the net proceeds of this offering. Pending such uses, we plan to invest the net proceeds in investment grade, interest-bearing securities.

                          PRICE RANGE OF COMMON STOCK

   Our common stock has been quoted on the Nasdaq National Market under the symbol "SCMR" since October 22, 1999. Prior to that time, there was no public market for the common stock. The following table sets forth, for the periods indicated, the high and low closing prices per share of the common stock as reported on the Nasdaq National Market.

                                                                    High    Low
                                                                   ------- -----
First Quarter (since October 22, 1999)............................ $ 71.67 12.67
Second Quarter (through January 29, 2000)......................... $105.38 73.13
Third Quarter (through February 24, 2000)......................... $122.50 95.50

   On February 24, 2000, the reported last sale price on the Nasdaq National Market for our common stock was $113.25. As of January 29, 2000, there were approximately 563 stockholders of record.

                                DIVIDEND POLICY

   We have never paid or declared any cash dividends on our common stock or other securities and do not anticipate paying cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, results of operations, capital requirements, general business condition and such other factors as the board of directors may deem relevant.

                                CAPITALIZATION

   The following table sets forth our capitalization as of January 29, 2000. The as adjusted information reflects the issuance and sale of the 12,394,707 shares of common stock offered by us in this offering at an assumed public offering price of $113.25 per share and the application of the estimated net proceeds we expect to receive from this offering. The outstanding share information excludes (1) 17,849,484 shares of common stock issuable upon exercise of outstanding options as of January 29, 2000, (2) 39,722,112 shares of common stock reserved for future issuance under our 1999 Stock Incentive Plan as of January 29, 2000, (3) 2,250,000 shares of common stock reserved for future issuance under our 1999 Employee Stock Purchase Plan as of January 29, 2000 and (4) 1,320,000 shares of common stock reserved for future issuance under our 1999 Non-Employee Director Option Plan as of January 29, 2000. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial data included elsewhere in this prospectus.

                                                  As of January 29, 2000
                                            ------------------------------------
                                                Actual          As Adjusted
                                            ---------------  -------------------
                                            (in thousands, except share data)
Stockholders' equity:
Preferred stock, $.01 par value; 5,000,000
 shares authorized, no shares issued and
 outstanding............................... $            --  $              --
                                            ---------------  -----------------
Common stock, $.001 par value;
 1,500,000,000 shares authorized,
 236,094,852 shares issued and outstanding,
 actual; 248,489,559 shares issued and
 outstanding, as adjusted .................             236                248
Additional paid-in capital.................         384,821          1,738,355
Accumulated deficit........................         (27,534)           (27,534)
Notes receivable...........................            (460)              (460)
Deferred compensation......................         (49,852)           (49,852)
Accumulated other comprehensive loss.......             (31)               (31)
                                            ---------------  -----------------
  Total stockholders' equity...............         307,180          1,660,726
                                            ---------------  -----------------
    Total capitalization................... $       307,180  $       1,660,726
                                            ===============  =================

                                   DILUTION

   Our net tangible book value at January 29, 2000 was approximately $307.2 million, or $1.30 per share of common stock. Net tangible book value per share represents our tangible net worth (tangible assets less total liabilities) divided by the 236,094,852 shares of common stock outstanding. After giving effect to the issuance and sale of the shares of common stock offered by us in this offering (at an assumed public offering price of $113.25 per share) and the receipt and application of the net proceeds from the sale of these shares, our net tangible book value at January 29, 2000 would be $1.7 billion, or $6.68 per share. This represents an immediate increase in the net tangible book value to existing stockholders of $5.38 per share and an immediate dilution to new investors of $106.57 per share. The following table illustrates this per share dilution:

Assumed public offering price per share..........................       $113.25
  Net tangible book value per share at January 29, 2000.......... $1.30
  Increase in net tangible book value per share attributable to new investors.................................................  5.38
                                                                  -----
Net tangible book value per share after this offering............          6.68
                                                                        -------
Dilution per share to new investors..............................       $106.57
                                                                        =======

   The table above assumes no exercise of the underwriters' over-allotment option. See "Underwriters." The foregoing table also assumes no options have been or are exercised after January 29, 2000. As of January 29, 2000, there were outstanding options to purchase 14,373,147 shares of common stock at a weighted average exercise price of $3.63 per share under our 1998 Stock Incentive Plan, outstanding options to purchase 3,386,337 shares of common stock at a weighted average exercise price of $86.58 per share under our 1999 Stock Incentive Plan and outstanding options to purchase 90,000 shares of common stock at a weighted average exercise price of $3.00 per share under our 1999 Non-Employee Director Option Plan. To the extent any of these options are exercised, there will be further dilution to new investors. To the extent all of such outstanding options had been exercised as of January 29, 2000, net tangible book value per share after this offering would be $7.53 and total dilution per share to new investors would be $105.72.

                     SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial data included elsewhere in this prospectus. The statement of operations data for the period from inception (February 17, 1998) through July 31, 1998 and the fiscal year ended July 31, 1999 and the balance sheet data as of July 31, 1998 and 1999 are derived from the financial statements of Sycamore audited by PricewaterhouseCoopers LLP, independent accountants, which are included elsewhere in this prospectus. The consolidated statement of operations data for the six-month periods ended January 30, 1999 and January 29, 2000, and the consolidated balance sheet data as of January 29, 2000 are unaudited. In the opinion of management, all necessary adjustments (consisting only of normal recurring adjustments) have been included to present fairly the unaudited quarterly results when read in conjunction with the audited financial statements and the notes thereto appearing elsewhere in this prospectus. The historical results are not necessarily indicative of results to be expected for any future period.

                              Period from
                               Inception
                             (February 17,                  Six Months Ended
                                 1998)         Year      -----------------------
                                through        Ended     January 30, January 29,
                             July 31, 1998 July 31, 1999    1999        2000
                             ------------- ------------- ----------- -----------
                                    (in thousands, except per share data)
Consolidated Statement of
 Operations Data:
Revenues...................     $   --       $ 11,330      $    --     $48,559
Cost of revenues...........         --          8,486          239      25,736
                                ------       --------      -------     -------
  Gross profit (loss)......         --          2,844         (239)     22,823
Operating expenses:
  Research and
   development.............        497         13,955        3,238      18,019
  Sales and marketing......         92          4,064          422       8,395
  General and
   administrative..........        199          1,405          373       1,910
  Amortization of stock
   compensation............          5          3,469          210       6,355
                                ------       --------      -------     -------
    Total operating
     expenses..............        793         22,893        4,243      34,679
                                ------       --------      -------     -------
Loss from operations.......       (793)       (20,049)      (4,482)    (11,856)
Interest income, net.......        100            559          193       4,505
                                ------       --------      -------     -------
Net loss...................     $ (693)      $(19,490)     $(4,289)    $(7,351)
                                ======       ========      =======     =======
Basic and diluted net loss
 per share.................     $ (.18)      $  (2.09)     $  (.47)    $  (.07)
Weighted average shares
 used in computing basic
 and diluted net loss per
 share.....................      3,753          9,324        9,160     107,555
Pro forma basic and diluted
 net loss per share
 (unaudited)...............     $ (.01)      $   (.17)     $  (.05)    $  (.04)
Weighted average shares
 used in computing pro
 forma basic and diluted
 net loss per share
 (unaudited)...............     56,268        114,435       87,655     172,244

                                                                       As of
                                            As of         As of     January 29,
                                        July 31, 1998 July 31, 1999    2000
                                        ------------- ------------- -----------
                                                    (in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable
 securities...........................     $4,279        $28,989     $288,576
Working capital.......................      4,341         40,450      292,043
Total assets..........................      5,081         57,912      344,678
Long term debt, less current portion..         --          4,054           --
Total stockholders' equity (deficit)..       (678)       (13,623)     307,180

--------
   See note 2 to the notes to the consolidated financial statements for a description of the computation of basic and diluted net loss per share, pro forma basic and diluted net loss per share and the number of shares used to compute basic and diluted net loss per share and pro forma basic and diluted net loss per share.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

Overview

   We develop and market products that transport voice and data traffic over wavelengths of light. Our products enable service providers to quickly and cost effectively provide bandwidth and create new high-speed data services. From our inception on February 17, 1998 through May 1, 1999, our operating activities consisted primarily of research and development, product design, development and testing. During this period, we also staffed and trained our administrative, marketing and sales personnel and began sales and marketing activities. We began shipping our SN 6000 Intelligent Optical Transport product in May 1999, our SN 8000 Intelligent Optical Network Node in August 1999 and our SilvxManager Network Management System in November 1999. To date all of our product revenues have been derived from these products. Since our inception, we have incurred significant losses, and as of January 29, 2000, we had an accumulated deficit of $27.5 million. We have not achieved profitability on a quarterly or an annual basis.

   Our SN 16000 Intelligent Optical Switch product is currently in the test stage. While we are developing and plan to introduce new products and enhancements, we cannot assure you that we will be successful in these efforts.

   We have a lengthy sales cycle for our products and, accordingly, we expect to incur sales and other expenses before we realize the related revenue. We expect to continue to incur significant sales and marketing, research and development and general and administrative expenses and, as a result, we will need to generate significant revenues to achieve and maintain profitability. Our policy is to recognize revenue from product sales upon shipment provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the fee is fixed and determinable and collectibility is deemed probable. If uncertainties regarding customer acceptance exist, revenue is recognized when the uncertainties are resolved. Revenue from technical support and maintenance contracts is deferred and recognized ratably over the period of the related agreements. We record a warranty liability for parts and labor on our products. Warranty periods are generally three years from installation date. Estimated warranty costs are recorded at the time of revenue recognition.

   Our manufacturing expenses consist of amounts paid to third party manufacturers, manufacturing start-up expenses, manufacturing personnel and related costs and our customer support group. We outsource our manufacturing and assembly requirements. Accordingly, a significant portion of our manufacturing expenses consists of payments to a third-party contract manufacturer. Manufacturing and engineering documentation controls are performed at our facility in Chelmsford, Massachusetts. We believe that our gross margins will be affected primarily by the following factors:

  . demand for our products;

  . new product introductions both by us and by our competitors;

  . changes in our pricing policies and those of our competitors;

  . the mix of product configurations sold; and

  . the volume of manufacturing and its effect on manufacturing and component costs.

   Research and development expenses consist primarily of salaries and related personnel costs, prototype costs and other costs related to the design, development, testing and enhancement of our products. To date, we have expensed our research and development costs as they were incurred. Several components of our research and development effort require significant expenditures, the timing of which can cause significant quarterly variability in our expenses. We incur significant expenses in connection with the purchase of testing equipment for our products. We believe that research and development is critical to our strategic product development objectives and intend to enhance our technology to meet the changing requirements of our customers. As a result, we expect our research and development expenses to increase in absolute dollars in the future.

   Sales and marketing expenses consist primarily of salaries and the related personnel costs of sales and marketing personnel, commissions, promotional, travel and other marketing expenses and recruiting expenses. We expect that sales and marketing expenses will increase in absolute dollars in the future as we increase our direct sales efforts, expand our operations internationally, hire additional sales and marketing personnel, initiate additional marketing programs and establish sales offices in new locations.

   General and administrative expenses consist primarily of salaries and related expenses for executive, finance, legal, facilities, human resources and information technology personnel, recruiting expenses and professional fees. We expect that general and administrative expenses will increase in absolute dollars as we add personnel and incur additional costs related to the growth of our business and our operation as a public company.

   In connection with the granting of certain stock options and the issuance of certain restricted shares during the period from inception (February 17, 1998) through July 31, 1998, the fiscal year ended July 31, 1999 and the six months ended January 29, 2000, which were deemed to be below fair market value, we recorded deferred stock compensation expense of approximately $184,000 and $25.2 million and $31.2 million, respectively.

   Deferred stock compensation expense consists of charges resulting from the granting of stock options and restricted shares with exercise or sales prices deemed to be below the fair value of our common stock on the date of grant. These amounts are being amortized ratably over the vesting periods of the applicable options or restricted stock, which are typically five years, with 20% vesting on the first anniversary of the date of grant and 5% vesting quarterly thereafter.

Results of Operations

Six Months Ended January 29, 2000 and January 30, 1999

 Revenues

   We began shipping the SN 6000 in May 1999, the SN 8000 in August 1999 and SilvxManager in November 1999. Revenues for the six months ended January 29, 2000 were $48.6 million (none for the corresponding period in fiscal 1999). For the six months ended January 29, 2000, one customer, Williams
Communications, accounted for substantially all of our revenues.

 Cost of Revenues

   Cost of revenues was $25.7 million for the six months ended January 29, 2000 compared to $239,000 for the six months ended January 30, 1999. Cost of revenues includes material costs, costs of manufacturing overhead, the cost of the customer service organization and other period costs.

 Research and Development Expenses

   Research and development expenses increased $14.8 million to $18.0 million for the six months ended January 29, 2000 compared to $3.2 million for the same period in fiscal 1999. The increase in expenses was primarily due to increased costs associated with a significant increase in personnel and personnel-related expenses, an increase in non-recurring engineering costs and an increase in prototype expenses for the design and development of new products as well as enhancements to existing products. Research and development is essential to our future success and we expect that the dollar amounts of research and development expenses will increase in future periods.

 Sales and Marketing Expenses

   Sales and marketing expenses increased $8.0 million to $8.4 million for the six months ended January 29, 2000 compared to $422,000 for the same period in fiscal 1999. The increase in expenses reflects the hiring of additional sales and marketing personnel, sales based commissions and marketing program costs, including web development, trade shows and product launch activities. We intend to continue to expand our domestic and international sales force and marketing efforts, and as a result, expect that the dollar amounts of sales and marketing expenses will increase in future periods.

 General and Administrative Expenses

   General and administrative expenses increased $1.5 million to $1.9 million for the six months ended January 29, 2000 compared to $373,000 for the same period in fiscal 1999. The increase in expenses reflects the hiring of additional general and administrative personnel and expenses necessary to support increased levels of business activities. We expect that the dollar amounts of general and administrative expenses will increase in future periods as a result of expansion of business activity and the reporting and other requirements of being a publicly traded company.

 Amortization of Stock Compensation

   Amortization of stock compensation expense was $5.3 million and $210,000 for the six months ended January 29, 2000 and January 30, 1999, respectively. Amortization of stock compensation expense in both periods resulted from the granting of stock options and restricted shares with the exercise or sales prices below the deemed fair value of our common stock on the date of grant. Additionally, for the six months ended January 29, 2000, we incurred $1.1 million of compensation expense associated with the grant of options to non-employees and consultants. Amortization of stock compensation is expected to impact our reported results of operations through the first quarter of fiscal 2005.

 Interest Income, Net

   Interest income, net was $4.5 million and $193,000 for the six months ended January 29, 2000 and January 30, 1999, respectively. The increase in interest income reflects higher invested balances and interest earnings on the proceeds of our initial public offering, offset by interest payments on the notes payable.

 Net Operating Losses and Tax Credit Carryforwards

   As of January 29, 2000, we had approximately $17.0 million of state and federal net operating loss carryforwards for tax reporting purposes available to offset future taxable income. Such net operating loss carryforwards begin to expire in 2005 and 2020, respectively, to the extent that they are not utilized. We have not recognized any benefit from the future use of loss carryforwards for these periods, or for any other periods, since inception. Management's evaluation of all the available evidence in assessing realizability of the tax benefits of such loss carryforwards indicates that the underlying assumptions of future profitable operations contain risks that do not provide sufficient assurance to recognize the tax benefits currently. The net operating loss carryforwards could be limited in future years if there is a significant change in our ownership. We will re-evaluate our ability to utilize the net operating loss carryforwards on a quarterly basis.

Period from inception (February 17, 1998) through July 31, 1998 (fiscal 1998) and the year ended July 31, 1999

 Revenues

   We began shipping the SN 6000 in May 1999 and recognized $11.3 million of revenue for the year ended July 31, 1999. All revenue was derived from the shipments of the SN 6000 product. For the year ended July 31, 1999, one customer accounted for all of our revenue.

 Cost of Revenues

   Cost of revenues was $8.5 million, or 75% of revenue, for the year ended July 31, 1999. We began shipping the SN 6000 in May 1999. Cost of revenues as a percentage of revenue in fiscal 1999 were higher than they are anticipated to be in the future due to the high cost of initial start-up of production, including the increase in personnel and the low volume of sales.

 Research and Development Expenses

   Research and development expenses were $497,000 for fiscal 1998 and $14.0 million for fiscal 1999 and represented 63% and 61% of total operating expenses for fiscal 1998 and 1999, respectively. The increase in expenses was primarily due to increased costs associated with a significant increase in personnel and personnel-related expenses, an increase in non-recurring engineering costs and an increase in prototype expenses for the design and development of the SN 6000, SN 8000 and SN 16000 products. Research and development is essential to our future success and we expect that research and development expenses will increase in absolute dollars in future periods.

 Sales and Marketing Expenses

   Sales and marketing expenses were $92,000 for fiscal 1998 and $4.1 million for fiscal 1999 and represented 12% and 18% of total operating expenses in fiscal 1998 and 1999, respectively. The increase in expenses reflects the hiring of additional sales and marketing personnel, sales based commissions and marketing program costs, including web development, trade shows and product launch activities. We intend to continue to expand our domestic and international sales force and marketing efforts and as a result expect sales and marketing expenses will increase in absolute dollars in future periods.

 General and Administrative Expenses

   General and administrative expenses were $199,000 for fiscal 1998 and $1.4 million for fiscal 1999 and represented 25% and 6% of total operating expenses in fiscal 1998 and 1999, respectively. The increase in expenses reflects the hiring of additional general and administrative personnel and expenses necessary to support and scale our operations.

 Amortization of Stock Compensation

   Amortization of stock compensation expense was $5,000 and $1.4 million for fiscal 1998 and fiscal 1999, respectively. Amortization of stock compensation expense in fiscal 1998 resulted from the granting of stock options and restricted shares with the exercise or sales prices below the deemed fair value of our common stock on the date of grant. Additionally, in fiscal 1999, we incurred $2.1 million of compensation expense associated with the grant of options to non-employees and members of our advisory boards.

 Interest Income, Net

   Interest income, net was $100,000 and $559,000 for fiscal 1998 and fiscal 1999, respectively. Interest income consists of interest earned on our cash balances and marketable securities and interest expense associated with our equipment note payable. The increase in interest income reflects higher invested balances in 1999, offset by interest payments on our equipment note payable in 1999.

Quarterly Results of Operations

   The following table presents our operating results for the quarters ended July 31, 1999, October 30, 1999 and January 29, 2000, which are the only quarters for which we have recognized revenue, together with the percentage of revenues of certain items in our statement of operations for these quarters. The information for each of these quarters is unaudited and has been prepared on the same basis as the audited financial statements appearing elsewhere in this prospectus. In the opinion of management, all necessary adjustments consisting only of normal recurring adjustments, have been included to present fairly the unaudited quarterly results when read in conjunction with our audited financial statements and the related notes appearing elsewhere in this prospectus. These operating results are not necessarily indicative of the results of any future period.

                                 July 31,      October 30,     January 29,
                                   1999           1999            2000
                                ------------   ------------   ----------------
                                 (in thousands, except percentages)
Consolidated Statement of
 Operations Data:
Revenues....................... $11,330  100%  $19,510  100%  $ 29,049   100%
Cost of revenues...............   7,313   65    10,340   53     15,396    53
                                -------  ---   -------  ---   --------  ----
  Gross profit.................   4,017   35     9,170   47     13,653    47
                                -------  ---   -------  ---   --------  ----
Operating expenses:
Research and development.......   7,383   65     7,844   40     10,175    35
Sales and marketing............   2,466   22     3,445   18      4,950    17
General and administrative.....     653    6       751    4      1,159     4
Amortization of stock
 compensation..................   2,667   23     3,289   17      3,066    11
                                -------  ---   -------  ---   --------  ----
  Total operating expenses.....  13,169  116    15,329   79     19,350    67
                                -------  ---   -------  ---   --------  ----
Loss from operations...........  (9,152) (81)   (6,159) (32)    (5,697)  (20)
Interest income, net...........      71    1       442    3      4,063    14
                                -------  ---   -------  ---   --------  ----
Net loss....................... $(9,081) (80)% $(5,717) (29)% $ (1,634)   (6)%
                                =======  ===   =======  ===   ========  ====

   Our revenues and operating results will vary significantly from quarter to quarter due to a number of factors, many of which are outside of our control and any of which may cause our stock price to fluctuate. The primary factors that may affect us include the following:

  . fluctuation in demand for intelligent optical networking products;

  . the timing and size of sales of our products;

  . the length and variability of the sales cycle for our products;

  . the timing of recognizing revenue and deferred revenue;

  . new product introductions and enhancements by our competitors and ourselves;

  . changes in our pricing policies or the pricing policies of our competitors;

  . our ability to develop, introduce and ship new products and product enhancements that meet customer requirements in a timely manner;

  . our ability to obtain sufficient supplies of sole or limited source components;

  . increases in the prices of the components we purchase;

  . our ability to attain and maintain production volumes and quality levels for our products;

  . the timing and level of prototype expenses;

  . costs related to acquisitions of technology or businesses; and

  . general economic conditions as well as those specific to the telecommunications, Internet and related industries.

   We plan to increase significantly our operating expenses to fund greater levels of research and development, expand our sales and marketing operations, broaden our customer support capabilities and develop new distribution channels. We also plan to expand our general and administrative capabilities to address the increased reporting and other administrative demands which will result from increasing the size of our business. Our operating expenses are largely based on anticipated organizational growth and revenue trends and a high percentage of our expenses are, and will continue to be, fixed. As a result, a delay in generating or recognizing revenue for the reasons set forth above, or for any other reason, could cause significant variations in our operating results from quarter to quarter and could result in substantial operating losses.

   Due to the foregoing factors, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. You should not rely on our results or growth for one quarter as any indication of our future performance. It is likely that in some future quarters, our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock will probably decrease.

Liquidity and Capital Resources

   Prior to our initial public offering, which we completed in October 1999, we financed our operations primarily through private sales of our capital stock totaling approximately $58.7 million and through borrowings on long-term debt agreements for the purchase of capital equipment. In our initial public offering, we sold 22,425,000 shares of common stock at a price to the public of $12.67 per share. The net proceeds of our initial public offering, after deducting underwriting discounts and other offering expenses, were approximately $263.0 million. As of January 29, 2000 we had $288.6 million in cash, cash equivalents and marketable securities. We invest excess funds in short-term money market funds, commercial paper and government and non-government debt securities.

   Cash used in operating activities was $598,000 in fiscal 1998 and $27.6 million for the year ended July 31, 1999. The increase in cash used in operating activities in fiscal 1999 compared to fiscal 1998 reflects increases in net losses, accounts receivables, inventory purchases and irrevocable standby letters of credit, offset by non- cash charges for amortization of stock compensation and depreciation and increased accounts payable and accrued expenses, reflecting the growth in business activity. For the six months ended January 29, 2000, the cash provided by operating activities was $10.3 million, an increase of $37.9 million as compared to $27.6 million cash used in fiscal 1999. The increase in cash generated from operating activities reflects decreased net losses and increased accrued expenses and accounts payable, offset by increased inventory purchases.

   Cash used in investing activities was $3.7 million in fiscal 1998, $10.0 million for the year ended July 31, 1999 and $155.2 million in the six months ended January 29, 2000. The increase in net cash used in investing activities reflects increased purchases of property and equipment, primarily for computers and test equipment for our development and manufacturing activities, and increased net purchases of marketable securities.

   Cash provided by financing activities was $5.5 million in fiscal 1998, $58.4 million for the year ended July 31, 1999 and $260.9 million in the six months ended January 29, 2000. The increase in cash provided by financing activities reflects the proceeds from the issuance of preferred and common stock, including our initial public offering in October, 1999 offset by payments of debt obligations.

   In December 1998, we issued an irrevocable stand-by letter of credit for $92,000 for an office facility lease which is collateralized by an U.S. Treasury Bill. The letter of credit is irrevocable and expires in January 2002.

   Increasingly, as a result of the financial demands of major network deployments, service providers are looking to their suppliers for financing assistance. From time to time we may provide or commit to extend credit or credit support to our customers as we consider appropriate in the course of our business, considering our limited resources. This financing may include extending credit to customers or guaranteeing the indebtedness of customers to third parties. Depending upon market conditions, we may seek to factor these arrangements to financial institutions and investors to free up our capital and reduce the amount of our commitments for such arrangements. Our ability to provide customer financing is limited and depends upon a number of factors, including our capital structure and level of our available credit and our ability to factor commitments. Any extension of financing to our customers will limit the capital that we have available for other uses.

   Although we believe that our current cash balances, together with the anticipated proceeds of this offering, will be sufficient to fund our operations for at least the next 12 months, there can be no assurance that we will not require additional financing within this time frame or that such additional funding, if needed, will be available on terms acceptable to us or at all.

Year 2000 Readiness Disclosure

 State of Readiness of Our Products

   We have designed our products for use in the year 2000 and beyond and we believe our products are year 2000 compliant. To date we have not experienced, and are not aware of, any problems related to these products as a result of the transition to January 1, 2000. However, our products are generally integrated into larger networks involving sophisticated hardware and software products supplied by other vendors. Each of our customers' networks involves different combinations of third party products. We cannot evaluate whether all of these third-party vendor products are year 2000 compliant. We may face warranty and other claims based on year 2000 problems in other companies' products or based on issues arising from the integration of multiple products within the customer's overall network. Although no such claims have been made against us, we may in the future be required to defend our products in legal proceedings which could be expensive regardless of the merits of such claims.

 State of Readiness of Our Internal Systems

   Our business may be affected by year 2000 issues related to non-complaint internal systems developed by us or by third-party vendors. The failure of our internal systems to be year 2000 compliant could temporarily prevent us from processing orders, issuing invoices and developing products and could require us to devote significant resources to correct such problems. We are not currently aware of any year 2000 problem relating to any of our material internal systems. Our internal operations and business are also dependent upon the computer-controlled systems of third parties such as our manufacturers, suppliers, customers and other service providers. Our material third-party vendors have stated that they are, or expect to be, year 2000 complaint in a timely manner. While we have not received any notification from any such vendor of any year 2000 problems or disruptions, we cannot independently verify the year 2000 compliance of our third party vendors. We believe that absent a systemic failure outside of our control, such as a prolonged loss of electrical or telephone service, year 2000 problems of third parties such as manufacturers, suppliers, customers and service providers will not have a material impact on our operations. Due to the uncertainty as to the year 2000 readiness of our manufacturers, suppliers, customers and other service providers, we are unable to assure you that the consequences of their year 2000 failures will not materially affect us. The success to date of our year 2000 efforts and the efforts of our material third party vendors cannot guarantee that there will not be a material adverse effect on our business, results of operations or financial condition should a year 2000 problem manifest or become apparent in the future.

 Risks

   If our manufacturers, suppliers, vendors, partners, customers and service providers fail to correct their year 2000 problems, these failures could result in an interruption in, or a failure of, our normal business activities or operations. If a year 2000 problem occurs, it may be difficult to determine which party's products have caused the problem. These failures could interrupt our operations and damage our relationships with our customers. While we are not aware of any year 2000 problems suffered to date by any of our manufacturers, suppliers, vendors, partners, customers or service providers, due to the general uncertainty inherent in the year 2000 problem, we are unable to determine at this time whether year 2000 failures they experience could harm our business, results of operations or financial condition. Our customers' purchasing plans could be affected by year 2000 issues if they need to expend significant resources to fix their existing internal systems to become year 2000 compliant. This situation may reduce funds available to purchase our products.

   In addition, in the event that a significant number of our customers experience year 2000-related problems, whether or not due to our products, demand for technical support and assistance may increase substantially. In such case, our cost for providing technical support may rise and the quality of such technical support and our ability to manage incoming requests may be impaired.

   To date, we have not incurred material expense associated with our efforts to become year 2000 compliant and do not anticipate that any future costs in connection with our year 2000 remediation efforts will be material. We have developed contingency plans to be implemented if our efforts to identify and correct year 2000 problems affecting our internal systems are not effective. Our implementation of any contingency plan could have an adverse effect on our business, results of operations or financial condition.

Market Risk

   We do not use derivative financial instruments. We generally place our marketable security investments in high credit quality instruments, primarily U.S. Government obligations and corporate obligations with contractual maturities of less than one year. We do not expect any material loss from our marketable security investments and therefore believe that our potential interest rate exposure is not material.

   We operate primarily in the United States, and all sales have been made in US dollars. Accordingly, there has not been any material exposure to foreign currency rate fluctuations.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. We will adopt SFAS No. 133 as required by SFAS No. 137, "Deferral of the effective date of the FASB Statement No. 133," in fiscal year 2001. The adoption of SFAS No. 133 is not expected to have an impact on our financial condition or results of operations.

                                   BUSINESS

Overview

   We develop and market software-based intelligent optical networking products that enable network service providers to quickly and cost-effectively provide bandwidth and create new high speed data services. We believe that the existing public network is unable to meet the demands of high speed data applications that are driving network growth. As data traffic on the public network continues to grow at rates that surpass available network capacity, we believe that service providers require new solutions to relieve network congestion and create new data services. Our intelligent optical networking products are designed to allow service providers to deploy, manage and optimize the performance of their fiber optic networks. Our products are based on a common software architecture that we believe will accelerate our release of new products and enable our customers to upgrade with minimal network impact and operator training. We have designed our products to protect service providers' existing investment in fiber optic and transmission equipment and provide a migration path to the next generation optical public network infrastructure.

Industry Background

Increase in Data Traffic on the Public Network

   Over the past decade, the volume of high speed data traffic across the public network has grown significantly, reflecting the increasing use of the network for Internet access, electronic mail communications, electronic commerce, remote access by telecommuters and other network data transmission services. According to Ryan, Hankin & Kent, a leading market research and consulting firm, public network bandwidth will have to increase by over 2000% between 1998 and 2002 to satisfy expected Internet and other data traffic requirements.

   To meet the growth in the demand for high speed data services, service providers are investing significantly to upgrade the public network infrastructure, which was originally built for voice traffic. Service providers are laying fiber optic cable and installing transmission equipment which transforms the fiber from available capacity to usable bandwidth by lighting the fiber. According to Ryan, Hankin & Kent, more than $26 billion was invested globally in 1999 in building and enhancing the transmission capability of the public network. This investment was spread across SONET/SDH equipment, dense wave division multiplexing equipment, known as DWDM, and optical networking equipment.

Existing Public Network Transmission Infrastructure

   Despite these investments, service providers are still unable to quickly respond to the bandwidth demands of their customers. We believe that this inability is due in large part to the transmission architecture of the existing public network. This architecture is based upon telecommunications standards, referred to as SONET in North America and SDH elsewhere in the world, which set the hierarchical characteristics for transmitting optical signals. A SONET/SDH network typically consists of three primary components:

  . fiber optic cable that serves as the physical transmission medium and provides the available capacity;

  . DWDM equipment, which multiplies the transmission capacity of a specific fiber by dividing a single strand into multiple lightpaths, or wavelengths; and

  . SONET/SDH transmission equipment, which converts data traffic from an electrical signal to an optical signal for transport over the fiber network.

   In the current public network transmission infrastructure, the ability to manage data resides in the SONET/SDH equipment which converts the data traffic from an electrical signal to an optical signal which is transmitted over the fiber. The optical fiber itself is only a physical transmission medium with no imbedded intelligence. As a result, moving data through the network involves the following complex processes that add cost and make scaling difficult:

  . Traffic enters the network as an electrical signal and is converted by the SONET/SDH equipment into an optical signal for transmission across the network;

  . At each network transit point, the optical data traveling across the network is terminated at a SONET/SDH network terminal;

  . The optical data is then converted into an electrical signal and examined to see which portions of the data are to be extracted from the network at that transit point; and

  . The data is then converted back to an optical signal by the SONET/SDH equipment for transport to the next network transit point, where the process is repeated.

   The technology of a SONET/SDH architecture typically requires a linear or ring-based network topology. The following diagram illustrates the process of transmitting data across a typical SONET/SDH architecture:

[Illustration showing a linear SONET/SDH network. The drawing of the network contains a fiber optic cable with SONET/SDH transmission equipment and DWDM equipment attached. The network shows the conversion of traffic from the optical domain to the electrical domain and back to the optical domain as data travels across the network.]

Limitations of the Existing Public Network Transmission Infrastructure

   The SONET/SDH network architecture was originally designed to transport voice traffic rather than for today's high speed data services. Unlike voice traffic, which is generally characterized by slow growth and stable demand, data traffic is characterized by rapid growth and unpredictable demand. Data networks must be capable of being deployed cost-effectively and expanded quickly.

   The SONET/SDH network architecture, however, is not sufficiently flexible to meet these requirements. Generally, the process of expanding the capacity of a SONET/SDH network is time-consuming and requires significant capital investment by the service provider. There are currently only two methods to expand a SONET/SDH network. The first option is to increase the speed at which the network operates. Because SONET/SDH equipment is designed to operate at a specific speed and all devices on a ring must operate at the same speed, this option requires that all equipment on the SONET/SDH ring be replaced with higher speed devices on a concurrent basis. In addition, because the rings at the core of the network must carry the aggregate traffic of all of the rings feeding them, the upgrading of one SONET/SDH ring frequently requires the upgrading of some or all of the interconnected SONET/SDH rings. Accordingly, adding capacity to a SONET/SDH ring network is a complex and time consuming process. The second option to expand a SONET/SDH ring network is to construct new rings with new fiber or increase the capacity of each individual fiber on a ring through the utilization of DWDM technology, which can transform each fiber strand into multiple parallel optical wavelengths. Under either approach, network complexity increases since each optical wavelength must be terminated by SONET/SDH equipment and the interconnection of multiple SONET/SDH rings will absorb some available network capacity.

   Data traffic will typically transit through multiple SONET/SDH rings when traversing the public network. In addition, in SONET/SDH networks, up to 50% of network capacity must be reserved to provide alternative routing for traffic in the event of a network outage. This redundancy, and the numerous optical-to-electrical-to-optical conversions within each ring and between rings, create a costly and complex network architecture.

   As a result of these limitations, the buildout of a SONET/SDH network generally requires lengthy time commitments and significant initial equipment investment by service providers. In today's competitive environment, long lead times for service provisioning and significant purchase commitments are often not compatible with the need of service providers to rapidly and cost-effectively deploy new services and be responsive to their customer demand. To manage the frequently unpredictable demand of data traffic, service providers need to move toward a "just-in-time" investment and service delivery model allowing them to introduce and expand services when and where needed in response to demand. The migration to a "just-in-time" model will require a public network architecture that is scalable, flexible and cost-effective and that is capable of supporting the anticipated growth in high speed data communications services.

The Sycamore Solution

   We develop and market software-based intelligent optical networking products that enable service providers to quickly and cost-effectively provide bandwidth and create new high speed data services. Our products are designed to move data directly onto the fiber without a requirement for intermediary SONET/SDH equipment. Once on the optical network, data moves through the network without the need to convert the optical signals to electrical signals at each network transit point. We believe that adding intelligence to the optical network enhances the functionality of the network and preserves the management and restoration benefits of SONET/SDH, while providing the capacity benefits of DWDM. Our products will provide the tools to enable service providers to utilize, restore, provision and maintain intelligent optical networks and optimize the performance of these networks, while providing a migration path to the next generation optical network.

   Key benefits of our solution include the following:

   Improves Network Flexibility and Scalability. Our software-based products are designed to allow service providers to improve the flexibility and scalability of their networks without the long lead times and large, upfront capital investment presently required for a network buildout. The software-based capabilities of our products will permit service providers to change and upgrade their network infrastructure and services without significant hardware changes or additions. This improved flexibility and scalability will enable service providers to more easily expand their network architecture, support new high speed data applications and introduce value-added services for the benefit of their customers.

   Enables Rapid Service Delivery. The competitive marketplace facing service providers and the pace of technological change require that the public network infrastructure be adaptable to accommodate rapid changes in the demand for service. Our products are designed to shorten the time it takes for service providers to increase bandwidth and provide services, thereby enabling our customers to introduce network services on a rapid basis in response to their customers' demand. We believe that this flexibility will be cost-effective for service providers because it will enable them to increase capacity based on current, rather than forecasted, market demand for their services.

   Facilitates Introduction of New Data Services and Creation of New Revenue Opportunities for Service Providers. Because our products are software-based, we are able to rapidly introduce new features into our products, which can in turn be offered by service providers to their customers as new services or service enhancements. We believe that these added features will provide revenue opportunities for our customers and will enable them to differentiate their network services from those of their competitors. We have designed a comprehensive network management solution, which will enable service providers to monitor the performance of their network, isolate and manage network faults, and otherwise manage their network on a real-time basis. With our network management system, service providers will be able to offer value-added services such as customer network management to their customers.

   Protects Existing Investments. Our products are designed to enable our customers to increase the functionality and improve the performance of their networks without sacrificing their infrastructure investments in SONET/SDH equipment. Our products are designed to facilitate a gradual migration from existing electro-optical SONET/SDH networks to all-optical networks. Service providers will be able to introduce our products into an existing optical network environment, when and where needed, without replacing the current architecture. For example, over a common fiber infrastructure, a service provider's existing SONET/SDH network could be used to continue to support low speed voice and data services, while new higher speed data services could be supported by our intelligent optical network products. Furthermore, the common software architecture, which will serve as the basis for our future products, is intended to ensure the continued interoperability and manageability of our products as our product line evolves.

Strategy

   Our objective is to be the leading provider of intelligent optical networking products. Key elements of our strategy include the following:

   Offer End-to-End Optical Network Solutions To Customers. We intend to develop and offer a full range of intelligent optical networking products to our customers. Our commercially available products help service providers improve the utilization of fiber optic capacity that has already been deployed in the network. Our optical switch, which is in the test stage, will facilitate the creation of meshed network environments. A meshed-based network provides greater flexibility than a ring-based network and provides for more direct routes between network points, enabling more efficient network restoral or redundancy schemes. In addition, we intend to differentiate ourselves from our competition by offering other products that will enable customers to utilize, restore and provide data services over wavelengths and monitor and improve the performance level of network traffic.

   Collaborate With Customers To Generate Demand For High Speed Data
Services. We work collaboratively with our customers to help them identify and create new high speed data services. Our professional services team provides assistance in such areas as network planning, design, implementation and service launch to facilitate the introduction of these services. By helping our customers to create new services, we help generate additional revenue opportunities for our customers and drive additional demand for our products.

   Utilize Software-Based Product Architecture. Our products utilize a common software-based architecture that permits improved flexibility and interoperability and expanded network management capabilities. The common architecture is designed to reduce the complexity of introducing new software revisions across the network. We believe that this architecture will accelerate the release of new products and enable our customers to upgrade with minimal network impact and operator training.

   Incorporate Commercially Available Optical Hardware Components. We use commercially available optical hardware components in our products wherever feasible. We believe that by using these third-party components, we benefit from the research and development of the vendors of these products, as well as from the efficiencies of scale that these vendors generate by producing the components in higher volumes. As a result of our use of these components, we believe that we can more quickly bring to market a broad-based product line at a lower cost than if we had utilized proprietary components.

   Outsource Manufacturing. We outsource the manufacturing of our products to reduce our cost structure and to maintain our focus on the development of value-added software. We believe that most optical networking companies have manufactured their own products in order to implement specialized manufacturing techniques historically required for optical componentry. However, we believe that the quality and consistency of optical manufacturing techniques have advanced significantly and that, as a result, it is now possible to engage third party manufacturers to build our products without sacrificing quality or performance.

   Focus On Just-In-Time Implementation. Our product architecture strategy is to develop products that will enable service providers to expand and upgrade their networks in response to demand on a "just-in-time" basis. Our software-based product architecture is designed to help us achieve this goal. Our software capabilities support a modular "plug and play" hardware architecture which is designed to allow new and enhanced modules to be easily and nondisruptively inserted into the network as optical component technology advances.

   Capitalize On Extensive Industry Experience. We have significant management, engineering and sales experience in the networking and optics industries and long-standing relationships with key personnel in our target customer base. We believe that our experience and relationships will be important in enabling us to develop products to meet our customers' needs and to penetrate our target market.

Products and Technology

 Product Architecture

   Our software-based intelligent optical networking products will enable service providers to use their existing optical network infrastructure to deliver high speed end-to-end services to meet the bandwidth intensive needs of data applications. Our products will enable service providers to offer high speed services over wavelengths directly from the optical network.

  Our product architecture is designed to provide the following benefits:

  . lowered network infrastructure cost by reducing the number of optical-to-electrical-to-optical conversions required to transmit data traffic across the network;

  . network simplification by eliminating the need for a separate layer of SONET/SDH equipment for new services;

  . more rapid service delivery by enabling automated end-to-end provisioning of services;

  . non-disruptive network upgrades through advanced software capabilities;

  . a practical migration path from a SONET/SDH architecture to an all-optical network; and

  . new revenue opportunities for service providers through advanced features that support value-added service offerings.

   We believe that the acceptance and implementation of intelligent optical networking technology by service providers will be a gradual process driven by high speed data service demands and network scaling requirements. Our product strategy will allow service providers to migrate from today's SONET/SDH network architecture to an intelligent optical network while preserving their investment in the existing network. As intelligent optical networking equipment is introduced into an existing SONET/SDH network, the service provider can increasingly deliver high speed services directly from the optical network. As the intelligent optical network continues to grow, switching can be introduced into the optical network to support increased scaling and efficient traffic routing and to complete the transition to a meshed-based network architecture. Throughout all of these stages of network development, we expect to offer the software-based management tools which will allow the service provider to effectively provision and manage services end-to-end.

   Sycamore's intelligent optical networking products incorporate the following features:

   Intelligent Optical Networking Software. Our entire product line shares a common software base. This software foundation allows us to minimize product development time by leveraging our software architecture across multiple product lines. Our software architecture is designed to provide service providers with tools to continue to evolve their network without requiring the replacement of existing infrastructure. In addition, the architecture is designed to enable service providers to rapidly absorb new optical technology and functionality into the network with minimal effort, training and incremental investment. Software-based features such as topology discovery, system self-inventory and dynamic power balancing will allow service providers to quickly respond to customer needs. Additionally, advances in optical components, such as new lasers, filters, and amplifiers, can be quickly integrated within this software-based environment.

   SONET/SDH Functionality. Our products are designed to provide the optical interfaces and management and restoration capabilities traditionally offered on SONET/SDH equipment. By supporting these capabilities within the optical domain, rather than the electrical domain, service providers can directly offer services without the need for separate SONET/SDH products.

   DWDM Technology. DWDM technology creates capacity by multiplying the number of wavelengths that a single fiber can support. We integrate commercially available DWDM optical technology into our products, providing a comprehensive solution for our customers' multiplexing needs.

   Network Management. Our network management products will provide end-to-end management and control of the intelligent optical network. Network management functions include fault management, configuration management, accounting management, performance management and security management. Comprised of SilvxManager, a network management platform, and SilvxSource, a system-resident management application, our network management products constitute a distributed solution designed to provide end-to-end management of the intelligent optical network. Our network management products are designed to manage Sycamore's intelligent optical networking products, provide for the management of third party products and integrate with other operating support systems when introduced into an existing network environment.

Sycamore's Intelligent Optical Networking Products

   The following chart describes our current and planned products:

   Product        Application                   Service*                     Status
-------------------------------------------------------------------------------------
  SN 6000      Intelligent         OC-48/STM-16 Wave Service (Long     Commercially
               Optical             Distance)                           available
               Transport
               Product
-------------------------------------------------------------------------------------
  SN 8000      Intelligent         OC-48/STM-16 Wave Service           Commercially
               Optical                                                 available
                               ------------------------------------------------------
               Network Node        OC-12/STM-4 Wave Service            In test stage
                               ------------------------------------------------------
                                   OC-3/STM-1 Wave Service             In test stage
                               ------------------------------------------------------
                                   Gigabit Ethernet/Fiber Channel      In development
                                   Wave Service
                               ------------------------------------------------------
                                   OC-192/STM-64 Wave Service          In development
-------------------------------------------------------------------------------------
  SilvxSource  SN 6000/8000        Provides local management of wave   Commercially
               Management          services                            available
               Software
           --------------------------------------------------------------------------
               SN 16000            Provides local management of wave   In test stage
               Management          services
               Software
-------------------------------------------------------------------------------------
  SilvxManager Network             Provides end-to-end management of   Commercially
               Management          wave services                       available
               System (Software)
-------------------------------------------------------------------------------------
  SN 16000     Intelligent         Provides wave-based switching and   In test stage
               Optical Switch      routing in a meshed network
                                   environment

--------
* References to OC services are to data transport services at a speed indicated by the number following the OC designation. For example, OC-48 service designates a transmission speed of 2.5 gigabytes per second. Higher numbers denote faster transmission speeds.

   SN 6000. The SN 6000 is an intelligent optical transport product designed specifically to work within an existing SONET/SDH network. The SN 6000 enables high speed services over fiber optic wavelengths and can be overlaid on top of the existing network. The SN 6000 will allow a service provider to begin the migration from a SONET/SDH network to an intelligent optical network.

   SN 8000. The SN 8000 is an intelligent optical network node that will be used to provide high speed services over fiber optic wavelengths for access, interoffice, regional, and backbone networks. The SN 8000 will provide a complete stand-alone optical networking solution and can be configured in point-to-point, linear or ring applications. The SN 8000 can be overlaid on top of existing SONET/SDH networks, allowing service providers to implement optical networking technology when and where needed, without replacing an installed infrastructure.

   SilvxSource and SilvxManager. The SILVX optical network management system provides end-to-end management of data communications services across a service provider's optical network. SILVX simplifies network configuration, network provisioning and network management by implementing many of today's manual and labor-intensive network management processes within software. Additionally, SILVX allows service providers to offer network management-based services to their customers. SilvxSource software runs on the intelligent optical network elements (SN 6000, SN 8000 and the SN 16000) and the SilvxManager software runs on a centralized management station.

   SN 16000. The SN 16000 is an intelligent optical switch for end-to-end wavelength switching and routing, which is necessary for the creation of a meshed topology network. The SN 16000 supports incremental network growth through a modular architecture and has been designed to coexist with the SN 6000 and the SN 8000, as well as other third-party optical networking products. This product is currently in the test stage.

Customers

   Our target customer base includes new and established local voice and data service providers, long distance carriers, Internet service providers, cable operators, PTTs (foreign telephone companies) and carriers who provide service to other customers. At January 29, 2000, substantially all of our revenues to date have been from shipments of product to one customer, Williams Communications, Inc. We have also shipped our products to several other customers, including Millenium Optical Networks, Louis Dreyfus Communications and Enron Broadband Services.

Sales and Marketing

   We sell our products through a direct sales force. In addition, we are currently establishing relationships with selected OEMs and other marketing partners, both domestically and internationally, in order to serve particular markets and provide our customers with opportunities to purchase our products in combination with related services and products. As of January 29, 2000, our sales and marketing organization consisted of 60 employees, of which:

  . 32 were located in our headquarters in Chelmsford, Massachusetts;

  . 25 were located in a total of 7 sales and support offices around the United States;

  . 2 were located in Germany; and

  . 1 was located in Korea.

   Our marketing objectives include building market awareness and acceptance of Sycamore and our products as well as generating qualified customer leads. We send out direct mail and attend trade shows, and provide information about our company and our products on our Web site. We also conduct public relations activities, including interviews and demonstrations for industry analysts. In addition, our senior executives have significant industry contacts as a result of their prior experience.

   We announced the formation of the Optical Domain Service Interconnect initiative during the quarter ended January 29, 2000. This is an industry-wide initiative of 100 networking vendors and service providers interested in developing a practical framework for interoperability between the electrical and optical networks. When implemented, this initiative is expected to enhance a service provider's ability to offer real-time services on a "when you need it" basis.

   Our professional services team works collaboratively with our customers and prospective customers to help them identify and create new high speed data services that they can offer to their customers. We believe that this assistance is an integral aspect of our sales and marketing efforts which will help drive additional demand for our products.

Research and Development

   We have assembled a team of highly skilled engineers with significant telecommunications industry experience. Our engineers have expertise in optics, hardware and software. As of January 29, 2000, we had 135 employees responsible for product development, quality assurance and documentation. Our development group's priority includes the release of new products which will facilitate the deployment of optical networks. We are focused on enhancing the scalability, performance and reliability of our intelligent optical network products.

   We have made, and will continue to make, a substantial investment in research and development. Research and development expenses were $18.0 million for the six months ended January 29, 2000, $14.0 million for the year ended July 31, 1999 and $497,000 for the period from inception through July 31, 1998.

   While we have developed, and expect to continue to develop, most new products and enhancements to existing products internally, we have licensed certain commercially available software technology from third parties.

Competition

   The market for intelligent optical networking products is intensely competitive, subject to rapid technological change and significantly affected by new product introductions and other market activities of industry participants. We expect competition to persist and intensify in the future. Our primary sources of competition include vendors of network infrastructure equipment and optical network equipment, such as Ciena Corporation, Cisco Systems, Lucent Technologies and Nortel Networks, and private companies that have focused on our target market. Many of our competitors have significantly greater financial resources than us and are able to devote greater resources to the development, promotion, sale and support of their products. In addition, many of our competitors have more extensive customer bases and broader customer relationships than us, including relationships with our potential customers.

   In order to compete effectively, we must deliver products that:

  . provide extremely high network reliability;

  . scale easily and efficiently with minimum disruption to the network;

  . interoperate with existing network designs and equipment vendors;

  . reduce the complexity of the network by decreasing the need for overlapping equipment;

  . provide effective network management; and

  . provide a cost-effective solution for service providers.

   In addition, we believe that a knowledge of the infrastructure requirements applicable to service providers, experience in working with service providers to develop new services for their customers, and an ability to provide vendor-sponsored financing are important competitive factors in our market. We have limited ability to provide vendor-sponsored financing and this may influence the purchasing decision of prospective customers, who may decide to purchase products from one of our competitors who offers such financing.

Proprietary Rights and Licensing

   Our success and ability to compete are dependent on our ability to develop and maintain the proprietary aspects of our technology and operate without infringing on the proprietary rights of others. We rely on a combination of patent, trademark, trade secret and copyright law and contractual restrictions to protect the proprietary aspects of our technology. These legal protections afford only limited protection for our technology. We presently have several patent applications pending in the United States and we cannot be certain that patents will be granted based on these or any other applications. We seek to protect our source code for our software, documentation and other written materials under trade secret and copyright laws. We license our software pursuant to signed or shrinkwrap license agreements, which impose certain restrictions on the licensee's ability to utilize the software. Finally, we seek to limit disclosure of our intellectual property by requiring employees, consultants and any third party with access to our proprietary information to execute confidentiality agreements with us and by restricting access to our source code. Due to rapid technological change, we believe that factors such as the technological and creative skills of our personnel, new product developments and enhancements to existing products are more important than the various legal protections of our technology to establishing and maintaining a technology leadership position.

   Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult and while we are unable to determine the extent to which piracy of our software exists, software piracy can be expected to be a persistent problem. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. However, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Any such resulting litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition. There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology. Any failure by us to meaningfully protect our proprietary rights could have a material adverse effect on our business, operating results and financial condition.

   There can be no assurance that third parties will not claim infringement with respect to our current or future products. Any such claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. A successful claim of intellectual property infringement against us and our failure or inability to license the infringed technology or develop or license technology with comparable functionality could have a material adverse effect on our business, financial condition and operating results.

   We integrate third-party software into our products. This third-party software may not continue to be available on commercially reasonable terms. If we cannot maintain licenses to this third-party software, distribution of our products could be delayed until equivalent software could be developed or licensed and integrated into our products, which could materially adversely affect our business, operating results and financial condition.

Manufacturing

   The manufacturing of our products is entirely outsourced. We recently executed a supply contract with Celestica Corporation, which provides comprehensive manufacturing services, including assembly, test, control and shipment to our customers, and procures materials on our behalf. This contract has an indefinite term and is cancellable by Celestica without cause on one-year's advance notice. Under this agreement, Celestica is committed to supply products and services that we order pursuant to conforming purchase orders. We design, specify and monitor all of the tests that are required to meet our internal and external quality standards, which are conducted by Celestica with test equipment owned by us. We believe that the outsourcing of our manufacturing will enable us to conserve the working capital that would be required to purchase inventory, will allow us to better adjust manufacturing volumes to meet changes in demand and will better enable us to more quickly deliver products. At present, we also purchase products from our other manufacturers on a purchase order basis.

Employees

   As of January 29, 2000, we had a total of 277 employees of which:

  . 135 were in research and development;

  . 60 were in sales and marketing;

  . 20 were in customer service and support;

  . 24 were in manufacturing; and

  . 38 were in finance and administration.

   Our future success will depend in part on our ability to attract, retain and motivate highly qualified technical and management personnel, for whom competition is intense. Our employees are not represented by any collective bargaining unit. We believe our relations with our employees are good.

Properties

   Our headquarters are currently located in a leased facility in Chelmsford, Massachusetts, consisting of approximately 35,000 square feet under a lease that expires in 2002. We also lease a facility in Chelmsford, Massachusetts, consisting of approximately 80,000 square feet used primarily for research and development under a lease that expires in 2004.

Legal Proceedings

   In the ordinary course of business, we become involved in various lawsuits and claims. In addition, we have in certain instances agreed to assume the costs of defending lawsuits brought against our current or prospective employees by their former employers. While the outcome of these matters is not currently determinable, we believe, after consultation with legal counsel, that the outcome will not have a material adverse effect on the results of our operations or our financial position.

                                  MANAGEMENT

Executive Officers and Directors

   The executive officers and directors of Sycamore, and their respective ages and positions as of January 29, 2000, are as follows:

Name                      Age                     Position
----                      ---                     --------
Executive Officers and
 Directors:
Gururaj Deshpande........  49 Chairman of the Board of Directors
Daniel E. Smith..........  50 President, Chief Executive Officer and Director
Frances M. Jewels........  34 Chief Financial Officer, Vice President, Finance
                              and Administration, Treasurer and Secretary
Chikong Shue.............  48 Vice President, Engineering
Ryker Young..............  35 Vice President, Sales
John E. Dowling..........  46 Vice President, Operations
Kurt Trampedach..........  56 Vice President, International Sales
Jeffry A. Kiel...........  35 Vice President, Product Marketing
Anita Brearton...........  41 Vice President, Corporate Marketing
Kevin J. Oye.............  41 Vice President, Business Development
Richard A. Barry.........  33 Chief Technical Officer
Eric A. Swanson..........  39 Chief Scientist
Timothy A. Barrows
 (1)(2)..................  42 Director
Paul J. Ferri (1)(2).....  61 Director
John W. Gerdelman(1).....  47 Director

--------
(1) Member of Audit Committee

(2) Member of Compensation Committee

   Set forth below is information regarding the professional experience for each of the above-named persons.

   Gururaj Deshpande has served as Chairman of our board of directors since our inception in February 1998. He served as our Treasurer and Secretary from February 1998 to June 1999 and as our President from February 1998 to October 1998. Before founding Sycamore, Mr. Deshpande founded Cascade Communications Corp., a provider of wide area network switches. From October 1990 to April 1992, Mr. Deshpande served as President of Cascade and from April 1992 to June 1997, he served as Cascade's Executive Vice President of Marketing and Customer Service. Mr. Deshpande was a member of the board of directors of Cascade since its inception and was chairman of the board of directors of Cascade from 1996 to 1997.

   Daniel E. Smith has served as our President, Chief Executive Officer and as a member of our board of directors since October 1998. From June 1997 to July 1998, Mr. Smith was Executive Vice President and General Manager of the Core Switching Division of Ascend Communications, Inc., a provider of wide area network switches and access data networking equipment. Mr. Smith was also a member of the board of directors of Ascend Communications, Inc. during that time. From April 1992 to June 1997, Mr. Smith served as President and Chief Executive Officer and a member of the board of directors of Cascade Communications Corp.

   Frances M. Jewels has served as our Vice President of Finance and Administration, Treasurer and Secretary since June 1999 and Chief Financial Officer since July 1999. From June 1997 to June 1999, Ms. Jewels served as Vice President and General Counsel of Ascend Communications, Inc. From April 1994 to June 1997, Ms. Jewels served as Corporate Counsel of Cascade Communications Corp. Prior to April 1994, Ms. Jewels practiced law in private practice and, prior to that, practiced as a certified public accountant.

   Chikong Shue has served as our Vice President of Engineering since August 1998. From June 1997 to July 1998, Mr. Shue was Vice President of Software and Systems Engineering of the Core Switching Division of Ascend Communications, Inc. Mr. Shue was a co-founder of Cascade Communications Corp. and served as director of software engineering at Cascade from May 1991 to August 1994 and as a corporate fellow and Vice President of Cascade's Remote Access Engineering division from September 1994 until March 1997.

   Ryker Young has served as our Vice President of Sales since August 1998. From July 1997 to August 1998, Mr. Young was Central Region Director of Sales for Ascend Communications, Inc. From January 1996 to June 1997, Mr. Young was the South Central Regional District Manager for Cascade Communications Corp. From October 1994 to December 1995, Mr. Young was Major Account Manager for Cisco Systems, Inc.

   John E. Dowling has served as our Vice President of Operations since August 1998. From July 1997 to August 1998, Mr. Dowling served as Vice President of Operations of Aptis Communications, a manufacturer of carrier-class access switches for network service providers. Mr. Dowling served as Vice President of Operations of Cascade Communications Corp. from May 1994 to June 1997.

   Kurt Trampedach has served as our Vice President of International Sales since July 1999. From June 1999 to July 1999, Mr. Trampedach was Vice President, Carrier Market Development for Lucent Technologies, Inc. From June 1997 to June 1999 he was Vice President, Carrier Market Development for Ascend Communications, Inc. From September 1996 to June 1997, Mr. Trampedach was Vice President, International Sales for Cascade Communications Corp. Mr. Trampedach was Vice President, European Operations for Alcatel USA, Inc. from April 1994 to September 1996.

   Jeffry A. Kiel has served as our Vice President, Product Marketing since July 1999 and as Director of Marketing from September 1998 to July 1999. Mr. Kiel served as Director of Product Marketing at Ascend Communications, Inc. from June 1997 to September 1998. From August 1996 to June 1997, Mr. Kiel served as Product Marketing Manager of Cascade Communications Corp. From October 1993 to August 1996, Mr. Kiel was Senior Manager, Technical Staff at BellSouth Telecommunications.

   Anita Brearton has served as our Vice President, Corporate Marketing since July 1999 and as Director of Marketing Programs from September 1998 to July 1999. From September 1997 to August 1998, Ms. Brearton served as Vice President of Marketing for Artel Video Systems, Inc., a producer of fiber optic video transmission and routing products. From June 1997 to September 1997, Ms. Brearton was Director of Marketing Programs for the core switching division of Ascend Communications, Inc. Ms. Brearton served as Director of Marketing Programs for Cascade Communications Corp. from November 1995 to June 1997. From July 1980 to August 1995, Ms. Brearton held several positions at General DataCom Industries, Inc., most recently as International Marketing Programs Manager.

   Kevin J. Oye has served as our Vice President, Business Development since October 1999. From March 1998 to October 1999, Mr. Oye served as Vice President, Strategy and Business Development at Lucent Technologies, Inc. and from September 1993 to March 1998, Mr. Oye served as the Director of Strategy, Business Development, and Architecture at Lucent Technologies, Inc. From June 1980 to September 1993, Mr. Oye held various positions with AT&T Bell Laboratories where he was responsible for advanced market planning as well as development and advanced technology management.

   Richard A. Barry has served as our Chief Technical Officer since July 1999 and as our Director of Architecture from our inception in February 1998 to July 1999. Prior to co-founding Sycamore, from September 1994 to February 1998, Mr. Barry was Chief Network Architect of the Advanced Networks Group at MIT's Lincoln Laboratory. Mr. Barry was an assistant professor in the Electrical Engineering and Computer Science Department at George Washington University from September 1993 to August 1994.

   Eric A. Swanson, a co-founder of Sycamore, has served as Chief Scientist since our inception in February 1998. From 1982 to February 1998, Mr. Swanson was Associate Group Leader of the Advanced Networks Group at MIT's Lincoln Laboratory.

   Timothy A. Barrows has served as a director since February 1998. Mr. Barrows has been a general partner of Matrix Partners since September 1985. Mr. Barrows also serves on the board of directors of SilverStream Software, Inc. and OnDisplay, Inc.

   Paul J. Ferri has served as a director since February 1998. Mr. Ferri has been a general partner of Matrix Partners, a venture capital firm, since February 1982. Mr. Ferri also serves on the board of directors of Ezenia, Inc. and Applix, Inc.

   John W. Gerdelman has served as a director since September 1999. Mr. Gerdelman has been President and Chief Executive Officer of USA Net Inc. since April 1999. Mr. Gerdelman was employed by MCI Telecommunications Corporation as President of the Network and Information Technology Division from September 1994 to April 1999 and Senior Vice President of Sales and Service Operations from June 1992 to September 1994.

   Each executive officer serves at the discretion of the board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of the directors or executive officers of Sycamore.

Election of Directors

   Our board of directors is divided into three classes, each of whose members serve for a staggered three-year term. Messrs. Barrows and Gerdelman serve in the class whose term expires at the annual meeting of stockholders in 2000; Messrs. Ferri and Deshpande serve in the class whose term expires at the annual meeting of stockholders in 2001; and Mr. Smith serves in the class whose term expires at the annual meeting of stockholders in 2002. Upon the expiration of the term of a class of directors, directors in such class will be elected for three-year terms at the annual meeting of stockholders in the year in which such term expires.

Compensation of Directors

   We reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors. We also grant options to our non-employee directors pursuant to our 1999 Non-Employee Director Plan, which is described below.

Compensation Committee Interlocks and Insider Participation

   Prior to the appointment of the Compensation Committee, Sycamore's full board of directors (which includes Messrs. Deshpande and Smith) was responsible for the functions of a Compensation Committee. No interlocking relationship exists between any member of our board of directors or our Compensation Committee and any member of the board of directors or compensation committee of any other company, and no such interlocking relationship has existed in the past.

Board Committees

   The board of directors has established a Compensation Committee and an Audit Committee. The Compensation Committee, which consists of Messrs. Ferri and Barrows, reviews executive salaries, administers bonuses, incentive compensation and stock plans, and approves the salaries and other benefits of our executive officers. In addition, the Compensation Committee consults with our management regarding our benefit plans and compensation policies and practices.

   The Audit Committee, which consists of Messrs. Ferri, Barrows and Gerdelman, reviews the professional services provided by our independent accountants, the independence of such accountants from our management, our annual financial statements and our system of internal accounting controls. The Audit Committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention.

Executive Compensation

   The table below sets forth, for the fiscal year ended July 31, 1999, the cash compensation earned by:

  . our Chairman of the Board;

  . our Chief Executive Officer; and

  . the other most highly compensated executive officer who received annual compensation in excess of $100,000, collectively referred to below as the Named Executive Officers.

   In accordance with the rules of the Securities and Exchange Commission, the compensation set forth in the table below does not include medical, group life or other benefits which are available to all of our salaried employees, and perquisites and other benefits, securities or property which do not exceed the lesser of $50,000 or 10% of the person's salary and bonus shown in the table. In the table below, columns required by the regulations of the Securities and Exchange Commission have been omitted where no information was required to be disclosed under those columns.

                          Summary Compensation Table

                                                                      Long-Term
                              Annual Compensation                   Compensation
                          --------------------------------- -----------------------------
                                                                 Awards
                                                            ----------------
                                               Other Annual    Securities     All Other
                          Salary     Bonus     Compensation    Underlying    Compensation
                            ($)       ($)          ($)      Options/SARS (#)     ($)
                          -------    ------    ------------ ---------------- ------------
Gururaj Deshpande
 Chairman and Founder...  100,000        --         --               --            --
Daniel E. Smith
 President and Chief
 Executive Officer......   73,077(1)     --         --               --            --
Ryker Young
 Vice President, Sales..  117,788    49,998(2)      --          180,000         9,326(3)

--------
(1) Represents the total amount of compensation Mr. Smith received in fiscal 1999 for the portion of the year during which he was one of our executive officers. Mr. Smith joined us in October 1998.
(2) Represents advance commission income.
(3) Represents reimbursement for relocation expenses.

Stock Options

   The following table contains information concerning the grant of options to purchase shares of our common stock to each of the Named Executive Officers during the fiscal year ended July 31, 1999. Percentages are based on an aggregate of options to purchase 23,280,300 shares granted in fiscal 1999. All options were granted at fair market value as determined by the board of directors on the date of grant.

                       Option Grants in Last Fiscal Year

                                                                                    Potential
                         Number of     Percent of                               Realizable Value
                         Securities   Total Options                                at Assumed
                         Underlying    Granted To   Exercise                  Annual Rates of Stock
                          Options     Employees in    Price                     Appreciation for
                          Granted      Fiscal Year  ($/Share) Expiration Date    Option Term(1)
                         ----------   ------------- --------- --------------- ----------------------
                                                                                  5%        10%
                                                                              ---------- -----------
Ryker Young.............  180,000(2)       .78%       $.11     June 16, 2009      12,578     31,875

--------
(1) Amounts reported in these columns represent amounts that may be realized upon exercise of options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on Sycamore's common stock over the term of the options. The potential realizable values set forth above do not take into account applicable tax and expense payments that may be associated with such option exercises. Actual realizable value, if any, will be dependent on the future price of the common stock on the actual date of exercise, which may be earlier than the stated expiration date. The 5% and 10% assumed annualized rates of stock price appreciation over the exercise period of the options used in the table above are mandated by the rules of the Securities and Exchange Commission and do not represent Sycamore's estimate or projection of the future price of the common stock on any date. There is no representation either express or implied that the stock price appreciation rates for the common stock assumed for purposes of this table will actually be achieved.
(2) These options are exercisable immediately on the grant date, but unvested shares are subject to a repurchase right in favor of Sycamore that generally entitles us to repurchase these shares at their original exercise price upon termination of Mr. Young's services with Sycamore. Approximately one year from the hire date of Mr. Young, the repurchase right lapses as to a portion of the shares subject to the option and thereafter such right lapses as to an additional 5% of the shares subject to the option for each full three months of employment completed by Mr. Young.

Fiscal Year-End Option Values

   The following table sets forth information for each of the Named Executive Officers with respect to the value of options outstanding as of July 31, 1999.

                       Aggregated Year-End Option Table

                           Shares
                          Acquired     Value       Number of Securities      Value of Unexercised
                         On Exercise  Realized    Underlying Unexercised    In-The-Money Options at
          Name               (#)        ($)      Options at July 31, 1999      July 31, 1999 ($)
          ----           -----------  --------   ------------------------- -------------------------
                                                 Exercisable Unexercisable Exercisable Unexercisable
                                                 ----------- ------------- ----------- -------------
Ryker Young.............   180,000(1)  40,000(2)      --           --           --           --

--------
(1) These shares are subject to a repurchase right in favor of Sycamore as described above.
(2) Calculated on the basis of the fair market value of our common stock as of the date of exercise, of $.33 per share, as determined by the board of directors on such date, less the aggregate exercise price.

Change in Control Agreements

   Each of our executive officers has entered into a change in control agreement with Sycamore. Under these agreements, each option or restricted stock grant held by the executive officer which is scheduled to vest within the twelve months after the effectiveness of a change of control of Sycamore will instead vest immediately prior to the change in control. In addition, in the event of a "Subsequent Acquisition" of Sycamore (as defined in these agreements) following a change in control, all options or restricted stock granted by Sycamore to such officers will vest immediately prior to the effectiveness of such acquisition. If an officer is subject to any excise tax on amounts characterized as excess parachute payments, due to the benefits provided under this agreement, the officer shall be entitled to reimbursement of up to $1,000,000 for any excess parachute excise taxes the officer may incur.

   In the event of a termination of an executive officer's employment following a change of control, either by the surviving entity without cause or by the executive due to a constructive termination, (1) all options and restricted stock of the officer vest, (2) the officer is entitled to continued paid coverage under Sycamore's group health plans for 18 months after such termination, (3) the officer shall receive a pro rata portion of his or her incentive bonus for the year in which the termination occurred, (4) the officer shall receive an amount equal to 18 months of his or her base salary and (5) the officer shall receive an amount equal to 150% of his or her annual incentive bonus for the year in which the termination occurred.

   Under these agreement's each executive officer agrees to abide by our confidentiality and proprietary rights agreements and, for a period of one year after such termination, not to solicit our employees or customers.

Limitations on Directors' Liability and Indemnification

   Our amended and restated certificate of incorporation provides that our directors and officers shall be indemnified by us to the fullest extent authorized by Delaware law. This indemnification would cover all expenses and liabilities reasonably incurred in connection with their services for or on behalf of us. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

   In addition to the indemnification provided for in our amended and restated certificate of incorporation, we have entered into agreements to indemnify each of our directors and executive officers against liabilities that may arise by reason of their status or service as directors and executive officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. These agreements, among other things, provide for indemnification for judgements, fines, settlement amounts, penalties and expenses for any action or proceeding, including, in certain instances, actions taken by us or on or behalf, arising out of the status or services of such persons as directors and executive officers.

   The limited liability and indemnification provisions in our amended and restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of a derivative action against our directors and executive officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. A stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards under these indemnification provisions.

Benefit Plans

   1998 and 1999 Stock Incentive Plans. Our 1999 Stock Incentive Plan was adopted by our board of directors in August 1999 and approved by our stockholders in September 1999. As of January 29, 2000,

39,722,112 shares were available for issuance under the 1999 Plan. In addition, there will be an annual increase beginning on August 1, 2000 of the lesser of:

  . 9,000,000 shares;

  . 5% of the outstanding shares on the date of the increase; or

  . a lesser amount determined by the board.

   The 1999 plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, non-qualified stock options, restricted stock awards and other stock-based awards.

   Our officers, employees, directors, consultants and advisors and those of our subsidiaries are eligible to receive awards under the 1999 plan. Under present law, however, incentive stock options may only be granted to employees. No participant may receive any award for more than 1,500,000 shares in any calendar year.

   Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. We may grant options at an exercise price less than, equal to or greater than the fair market value of our common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant options must have an exercise price not less than 110% of the fair market value of the common stock on the date of grant in the case of incentive stock options granted to optionees holding more than 10% of the voting power of Sycamore. The 1999 plan permits our board of directors to determine how optionees may pay the exercise price of their options, including by cash, check or in connection with a "cashless exercise" through a broker, by surrender to us of shares of common stock, by delivery to us of a promissory note, or by any combination of the permitted forms of payment.

   Our board of directors administers the 1999 plan. Our board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the plan and to interpret its provisions. It may delegate authority under the 1999 plan to one or more committees of the board of directors and, subject to certain limitations, to one or more of our executive officers. Our board of directors has authorized the compensation committee or another committee appointed by the board to administer the 1999 plan, including the granting of options to our executive officers. Subject to any applicable limitations contained in the 1999 plan, our board of directors, our compensation committee or any other committee or executive officer to whom our board of directors delegates authority, as the case may be, selects the recipients of awards and determines:

  . the number of shares of common stock covered by options and the dates upon which such options become exercisable;

  . the exercise price of options;

  . the duration of options; and

  . the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including the conditions for repurchase, issue price and repurchase price.

Options granted under this plan have, to date, been immediately exercisable on the date of grant. However, shares purchased on exercise of such options are subject to a repurchase right in favor of Sycamore that generally entitles us to repurchase these shares at their original exercise price upon a termination of employment of the holder of the option prior to completion of the applicable vesting period.

   In the event of a merger, consolidation, asset sale, liquidation or similar transaction resulting in a change of control of Sycamore, each outstanding option will immediately become fully vested with respect to the total number of shares subject to the option. However, an option would not so accelerate if the option is assumed or otherwise continued in full force by the successor entity, if the option is replaced with a cash incentive program of the successor corporation which presents the spread at the time of the change of control on the shares which were not otherwise then exercisable, or if the acceleration of the option is subject to other limitations imposed on the date of grant. If following a change of control the successor corporation terminates the employee without cause, all of his or her options will become vested upon the termination of his or her employment.

   No award may be granted under the 1999 plan after the tenth anniversary of the effective date, but the vesting and effectiveness of awards previously granted may extend beyond that date. Our board of directors may at any time amend, suspend or terminate the 1999 plan, except that no award granted after an amendment of the 1999 plan and designated as subject to Section 162(m) of the Internal Revenue Code by our board of directors shall become exercisable, realizable or vested, to the extent such amendment was required to grant such award, unless and until such amendment is approved by our stockholders.

   As of January 29, 2000, there were options to purchase 14,373,147 shares of common stock outstanding under the 1998 Stock Incentive Plan, which plan has terms and conditions that are substantially the same as the 1999 Plan. No additional issuances of options will be made under the 1998 Stock Incentive Plan.

   1999 Employee Stock Purchase Plan. Our 1999 Employee Stock Purchase Plan was adopted by our board of directors in August, 1999 and received stockholder approval in September, 1999. The purchase plan authorizes the issuance of up to a total of 2,250,000 shares of our common stock to participating employees. On August 1 of each year, commencing with August 1, 2000, the aggregate number of shares available for purchase during the life of the plan is automatically increased by the number of shares necessary to cause the number of shares then available for purchase to be restored to 2,250,000.

   All of our employees, including directors who are employees, and all employees of any participating subsidiaries:

  . whose customary employment is more than 20 hours per week for more than five months in a calendar year,

  . whose customary employment is at least five months in any calendar year, and

  . who hold less than five percent of the total combined voting power of the Company are eligible to participate in the purchase plan. As of January 29, 2000, approximately 225 of our employees would have been eligible to participate in the purchase plan.

   On the first day of an offering period, we will grant to each eligible employee who has elected to participate in the purchase plan an option to purchase shares of common stock as follows: the employee may authorize an amount (up to 10%, or such lesser amount as shall be determined by the Board, of such employee's base pay) to be deducted from such employee's base pay during the offering period. On the last day of the offering period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the purchase plan, the option exercise price is an amount equal to 85% of the closing price per share of the common stock on either the first day or the last day of the offering period, whichever is lower. The first offering period under the purchase plan will commence on the effective date of the registration by Sycamore of its shares under the Exchange Act, with the option price on the first day of such offering period equivalent to 85% of the initial public offering price. In no event may an employee purchase in any one offering period a number of shares which exceeds the number of shares determined by dividing (1) $12,500 by (2) the closing market price of a share of common stock on the first business day of the offering period or such other number as may be determined by the Board prior to the commencement date of the offering period. Each offering period is expected to be of 6 months (other than the first offering period, which will end April 30, 2000); provided that the board of directors may, in its discretion, choose a different offering period of 27 months or less.

   An employee who is not a participant on the last day of the offering period, as a result of voluntary withdrawal or termination of employment or for any reason, is not entitled to exercise any option, and the employee's accumulated payroll deductions will be refunded. However, upon termination of employment because of death, the employee's beneficiary has certain rights to elect to exercise the option to purchase the shares that the accumulated payroll deductions in the participant's account would purchase at the date of death.

   Because participation in the purchase plan is voluntary, we cannot now determine the number of shares of our common stock to be purchased by any of our current executive officers, by all of our current executive officers as a group or by our non-executive employees as a group.

   1999 Non-Employee Director Option Plan. Our 1999 Non-Employee Director Option Plan was adopted by our board of directors in August 1999 and received stockholder approval in September 1999. The option plan authorizes the issuance of up to a total of 1,500,000 shares of our common stock to participating directors who are not also an employee or officer. On August 1 of each year, commencing with August 1, 2000, the aggregate number of shares available for the grant of options under the plan is automatically increased by the number of shares necessary to cause the total number of shares then available for grant to 1,500,000.

   Each director who is not also an employee or officer shall be automatically granted an option to purchase 90,000 shares of common stock on the date the person is first elected to the board.

   In addition, each of these directors will be automatically granted an option to purchase 30,000 shares immediately following each annual meeting of stockholders. The option exercise price per share for all options granted under the option plan will be equal to the fair market value of our common stock on the date of grant. Under the plan, options are fully exercisable on the date of grant, however, shares purchased on exercise of such options are subject to repurchase by us prior to completion of the applicable vesting period. The term of each option is 10 years from the date of grant. Our board of directors has discretion to establish the terms of options granted under the plan. As of January 29, 2000, options to purchase 270,000 shares have been granted under this plan.

   401(k) Plan. On December 9, 1998, we adopted an employee savings and retirement plan qualified under Section 401 of the Internal Revenue Code and covering all of our employees. Pursuant to the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) plan. We may make matching or additional contributions to the 401(k) plan in amounts to be determined annually by our board of directors. We have made no contributions to the 401(k) plan to date.

                             CERTAIN TRANSACTIONS

Preferred Stock Issuances

   Since inception in February 1998, we have issued and sold shares of redeemable convertible preferred stock to the following persons and entities who are our executive officers, directors or principal stockholders. Upon the closing of the initial public offering in October 1999, each share of preferred stock converted into three shares of common stock, which were subsequently split 3-for-1 in February 2000. For more detail on shares held by these purchasers, see "Principal Stockholders."

                                                   Series A  Series B  Series C
                                                   Preferred Preferred Preferred
Investor                                             Stock     Stock     Stock
--------                                           --------- --------- ---------
Gururaj Deshpande................................. 2,750,000 1,059,976  385,647
Daniel E. Smith................................... 2,475,000   953,979  347,082
Chikong Shue......................................   300,000   115,634   42,071
John E. Dowling...................................        --    71,429       --
Matrix V Management Co., L.L.C.(1)................ 2,750,000 1,059,976  385,647

--------
(1) Composed of Matrix Partners V, L.P. and Matrix V Entrepreneurs Fund, L.P. Matrix V Management Co., L.L.C. is the general partner of each of Matrix Partners V, L.P. and Matrix V Entrepreneurs Fund, L.P. Timothy Barrows and Paul J. Ferri, directors of Sycamore, are general partners of Matrix V Management Co., L.L.C.

   Series A Financing. On February 19, 1998, April 2, 1998, July 31, 1998 and October 29, 1998, we issued an aggregate of 8,961,812 shares of Series A preferred stock to 8 investors, including Gururaj Deshpande, Daniel E. Smith, Chikong Shue and Matrix Partners V, L.P. The per share purchase price for our Series A preferred stock was $.91.

   Series B Financing. On December 3, 1998 and February 11, 1999, we issued an aggregate of 3,607,062 shares of Series B preferred stock to 11 investors, including Gururaj Deshpande, Daniel E. Smith, Chikong Shue, John E. Dowling and Matrix Partners V, L.P. The per share purchase price for our Series B preferred stock was $3.50.

   Series C Financing. On March 2, 1999, we issued an aggregate of 2,500,000 shares of Series C preferred stock to 15 investors, including Gururaj Deshpande, Daniel E. Smith, Chikong Shue, Matrix Partners V, L.P. and Matrix V Entrepreneurs Fund, L.P. The per share purchase price for our Series C preferred stock was $8.00.

Common Stock Issuances

   During fiscal 1999, Frances M. Jewels, our Chief Financial Officer, purchased an aggregate of 1,305,000 shares of common stock for $.11 per share and Kurt Trampedach, our Vice President of International Sales, purchased an aggregate of 1,125,000 shares of common stock for $.33 per share, each pursuant to stock restriction agreements that give us the right to repurchase all or a portion of the shares at their purchase price in the event that the employee ceases to be employed by us. During October 1999, Kevin Oye, our Vice President of Business Development, purchased an aggregate of 7,893 shares of common stock for $12.67 per share. Kevin Oye's purchase of our stock was financed by a loan from us in the principal amount of $99,978 that bears interest at 8.25% per annum. This loan is due December 1, 2000 and is secured by shares of our common stock. During fiscal 1999, Eric Swanson, our Chief Scientist, purchased an aggregate of 1,912,500 shares of common stock at prices ranging from $.04 to $.11 per share. Mr. Swanson's purchases of our stock were financed by loans from us in an aggregate principal amount of $180,000 which do not bear interest. These loans are due five years from the date of purchase and are secured by shares of our common stock. Other executive officers have purchased shares of common stock pursuant to similar stock restriction agreements for aggregate purchase prices which did not exceed $60,000 for any one executive officer. The repurchase right generally lapses as to 20% of the shares subject to such option approximately one year from the hire date of the executive officer and thereafter lapses as to an additional 5% of the shares for each full three months of employment completed by such person.

   All future transactions, including loans between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent and disinterested directors on the board of directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                      PRINCIPAL AND SELLING STOCKHOLDERS

   The following table sets forth certain information regarding beneficial ownership of our common stock as of January 29, 2000, and as adjusted to reflect the sale of common stock offered in this prospectus, by:

  . each person who is known to us to own beneficially more than 5% of the outstanding shares of our common stock;

  .  each of our directors and the Named Executive Officers;

  .  all of our directors and executive officers as a group; and

  . all stockholders who are selling shares of our common stock in this offering.

   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Except as otherwise noted in the footnotes below, we believe that each person or entity named in the table has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to applicable community of property laws. The percentage of shares of our common stock outstanding prior to the offering is based on 236,094,852 shares of common stock outstanding as of January 29, 2000. The percentage of shares of our common stock outstanding after the offering, assuming full exercise of the over-allotment option, is based on that number of shares plus the 14,644,707 shares offered hereby. In computing the number of shares beneficially owned by a person named in the following table and the percentage ownership of that person, shares of our common stock that are subject to options held by that person that are currently exercisable or exercisable within 60 days of January 29, 2000 are deemed outstanding. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.

                                                                                    Shares of Common Stock
                                                                                Beneficially Owned after the
                             Shares of Common Stock                              Offering and Assuming Full
                          Beneficially Owned Prior to                               Exercise of the Over-
                                 the Offerings                                        Allotment Options
                          --------------------------------                      ---------------------------------
                                                                       Shares
                                                            Shares   Subject to
                                             Percentage      Being     Over-                        Percentage
  Name and Address of       Number of            of         Offered  Allotment    Number of             of
  Beneficial Owner (1)       Shares          Outstanding    Hereby     Option       Shares         Outstanding
  --------------------    ----------------- -------------- --------- ---------- ----------------- ---------------
Gururaj Deshpande(2)....         48,986,007          20.7    240,000     --            48,746,007          19.4
Daniel E. Smith(3)......         44,109,549          18.7    240,000     --            43,869,549          17.5
Chikong Shue(4).........          8,691,345           3.7    867,000     --             7,824,345           3.1
Ryker Young(5)..........          2,975,436           1.3    297,543     --             2,677,893           1.1
Jeffry A. Kiel..........          1,260,000             *    126,000     --             1,134,000             *
Richard A. Barry........          5,535,000           2.3    553,500     --             4,981,500           2.0
Eric A. Swanson.........          2,824,500           1.2    281,250     --             2,543,250           1.0
Timothy A.
 Barrows(6)(7)..........         37,858,107          16.0         --     --            37,858,107          15.1
Paul J. Ferri(6)........         37,850,607          16.0         --     --            37,850,607          15.1
John W. Gerdelman(8)....            102,000             *         --     --               102,000             *
Matrix V Management Co.,
 L.L.C.(9) .............         37,760,607          16.0         --     --            37,760,607          15.1
Platyko Partners, L.P...         22,275,000           9.4         --     --            22,275,000           8.9
The Gururaj Deshpande
 Grantor Retained
 Annuity Trust..........         18,000,000           7.6    120,000     --            17,880,000           7.1
All executive officers
 and directors as a
 group (15 persons)
 (10)...................        197,383,731          83.2  2,605,293     --           194,778,438          77.7

--------
 * Less than 1% of the total number of outstanding shares of common stock.
(1) Except as otherwise noted, the address of each person owning more than 5% of the outstanding shares of common stock is: c/o Sycamore Networks, Inc., 10 Elizabeth Drive, Chelmsford, Massachusetts 01824.

(2) Includes 3,937,500 shares held by the Deshpande Irrevocable Trust and 18,000,000 shares held by the Gururaj Deshpande Grantor Retained Annuity Trust. Mr. Deshpande's wife serves as a trustee of each of these trusts. Mr. Deshpande disclaims beneficial ownership of these shares. Mr. Deshpande is offering 120,000 shares and the Gururaj Deshpande Grantor Retained Annuity Trust is offering 120,000 shares.
(3) Includes 22,275,000 shares held by Platyko Partners, L.P., of which Mr. Smith and his wife serve as general partners.

(4) Includes 630,000 shares held by the Shue 1999 Trust. Chikong Shue is offering 650,000 shares and the Shue 1999 Trust is offering 217,000 shares.

(5) Includes 180,000 shares held by the E. Ryker Young Irrevocable Trust. Mr. Ryker disclaims beneficial ownership of these shares.
(6) Includes 33,984,540 shares held by Matrix Partners V, L.P. and 3,776,067 shares held by Matrix V Entrepreneurs Fund, L.P. Matrix V Management Co., L.L.C. is the general partner of each of Matrix Partners V, L.P. and Matrix V Entrepreneurs Fund, L.P. Messrs. Barrows and Ferri, directors of Sycamore, are general partners of Matrix V Management Co., L.L.C. Messrs. Barrows and Ferri disclaim beneficial ownership of the shares held by Matrix Partners V, L.P. and Matrix V Entrepreneurs Fund, L.P. except to the extent of their pecuniary interests therein arising from their general partnership interests in Matrix V Management Co., L.L.C.
(7) Includes 3,750 shares held by the K.C. Barrows Trust and 3,750 shares held by H.E. Barrows Trust. Mr. Barrows disclaims beneficial ownership of these shares.
(8) Includes 90,000 options that are currently exercisable.
(9) Comprised of 33,984,540 shares held by Matrix Partners V, L.P. and 3,776,067 shares held by Matrix V Entrepreneurs Fund, L.P. Matrix V Management Co., L.L.C. is the general partner of each of Matrix Partners V, L.P. and Matrix V Entrepreneurs Fund, L.P. Messrs. Barrows and Ferri, directors of Sycamore, are general partners of Matrix V Management Co., L.L.C. Messrs. Barrows and Ferri disclaim beneficial ownership of the shares held by Matrix Partners V, L.P. and Matrix V Entrepreneurs Fund, L.P. except to the extent of their pecuniary interests therein arising from their general partnership interests in Matrix V Management Co., L.L.C. The address of Matrix V Management Co., L.L.C. is 1000 Winter Street, Suite 4500 Waltham, MA 02154.
(10) Includes an aggregate of 1,084,107 options that are currently exercisable.

                         DESCRIPTION OF CAPITAL STOCK

   Our authorized capital stock consists of 1,500,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share. As of January 29, 2000, there were outstanding:

   . 236,094,852 shares of common stock held by approximately 563 stockholders of record; and

   .  options to purchase an aggregate of 17,849,484 shares of common stock.

   Based upon the number of shares outstanding as of that date, and giving effect to the issuance of the shares of common stock offered by us in this offering, there will be 248,489,559 shares of common stock outstanding upon the closing of this offering.

   The following summary of provisions of our securities, various provisions of our amended and restated certificate of incorporation and our amended and restated bylaws and provisions of applicable law is not intended to be complete and is qualified by reference to the provisions of applicable law and to our amended and restated certificate of incorporation and amended and restated bylaws included as exhibits to the Registration Statement of which this prospectus is a part. See "Where You Can Find More Information."

Common Stock

   Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any such dividends declared by the board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of Sycamore, the holders of common stock are entitled to receive ratably the net assets of Sycamore available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock which Sycamore may designate and issue in the future. Certain holders of common stock have the right to require us to register their shares of common stock under the Securities Act of 1933, as amended in certain circumstances. See "Shares Eligible for Future Sale."

Preferred Stock

   Under the terms of our amended and restated certificate of incorporation, the board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. The board has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock.

   The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of the outstanding voting stock of Sycamore. Sycamore has no present plans to issue any shares of preferred stock.

Delaware Law and Certain Charter and By-Law Provisions; Anti-Takeover Effects

   Sycamore is subject to the provisions of Section 203 of the General Corporation Law of Delaware. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

   Our amended and restated certificate of incorporation and amended and restated by-laws provide:

  . that the board of directors be divided into three classes, as nearly equal in size as possible, with staggered three-year terms;

  . that directors may be removed only for cause by the affirmative vote of the holders of at least 66 2/3% of the shares of our capital stock entitled to vote; and

  . that any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office.

   The classification of the board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, Sycamore.

   Our amended and restated certificate of incorporation and amended and restated by-laws also provide that:

  . any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting; and

  . special meetings of the stockholders may only be called by the Chairman of the board of directors, the President, or by the board of directors.

   Our amended and restated by-laws provide that, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with requirements regarding advance notice to us. These provisions could delay until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

   Delaware's corporation law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation requires the affirmative vote of the holders of at least 66 2/3% of the shares of our capital stock entitled to vote to amend or repeal any of the foregoing provisions of our amended and restated certificate of incorporation. Generally our amended and restated by-laws may be amended or repealed by a majority vote of the board of directors or the holders of a majority of the shares of our capital stock issued and outstanding and entitled to vote. To amend our amended and restated by-laws regarding special meetings of stockholders, written actions of stockholders in lieu of a meeting, and the election, removal and classification of members of the board of directors requires the affirmative vote of the holders of at least 66 2/3% of the shares of our capital stock entitled to vote. The stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series preferred stock that might be outstanding at the time any such amendments are submitted to stockholders.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is EquiServe Limited Partnership.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of this offering, we will have outstanding 248,489,559 shares of common stock, assuming the issuance of 12,394,707 shares in this offering and no exercise of outstanding options after the date hereof, and assuming no exercise of the underwriters' over-allotment option. Of these shares, the 22,425,000 shares sold in our initial public offering, and all of the 15,000,000 shares sold in this offering will be, freely tradable without restriction or further registration under the Securities Act; provided, however, that if shares are purchased by "affiliates" as that term is defined in Rule 144, their sales of shares would be subject to certain limitations and restrictions that are described below. Generally, the balance of our outstanding shares of common stock are "restricted securities" under the Securities Act, subject to the limitations and restrictions that are described below.

   Of our outstanding shares of common stock, 129,237,129 shares will be subject to "lock-up" agreements after this offering for the periods described below. All of our officers and directors and the selling stockholders, who together in the aggregate currently hold 37.5% of our common stock, have agreed not to sell or otherwise dispose of any of their shares for the 90-day period following this offering. In addition, certain other of our stockholders collectively currently hold an additional 10.9% of our outstanding shares of common stock, which shares continue to be subject to lock-up agreements entered into at the time of our initial public offering with the underwriters of that offering. These shares will be released from lock-up on April 18, 2000. Morgan Stanley & Co. Incorporated may in its sole discretion, at any time without notice, release all or any portion of the shares subject to any of these lock-up agreements. The number of shares which become eligible for sale at various dates are subject, in most cases, to the limitations of Rule 144.

   In addition, as of January 29, 2000, options to purchase a total of 17,849,484 shares of common stock were outstanding, of which options to purchase 8,850 shares were vested and not subject to a repurchase right in favor of Sycamore. We filed a registration statement on Form S-8 under the Securities Act on November 12, 1999 to register up to 58,147,659 shares of common stock issuable under our compensatory stock plans or written agreements. As a result, when the options are exercised and the shares received on such exercise are vested, such shares will be freely tradeable under the Securities Act; provided, however, that shares purchased by "affiliates," as that term is defined in Rule 144, would be subject to limitations and restrictions that are described below.

Restricted Securities

   We estimate that our outstanding shares of common stock that are "restricted securities" under the Securities Act will become available for resale in the public market as set forth in the table below:

                              Approximate
                          Shares Eligible for
     Relevant Dates           Future Sale                      Comment
     --------------       -------------------                  -------
January 19, 2000 (90                          Shares saleable under Rule 144 or Rule
 days after effective                         701. Includes some of the shares released
 date of our initial          29,996,533      on the first release date under the
 public offering) (2)...                      initial public offering lock-up that are
                                              not also subject to lock-up in connection
                                              with this offering

March 3, 2000 (one year                       Shares saleable under Rule 144. Includes
 after date of original        8,985,186      the balance of the shares released on the
 issue).................                      first release date under the initial
                                              public offering that are not also subject
                                              to lock-up in connection with this
                                              offering

April 18, 2000 (180 days                      Shares saleable under Rule 144 or Rule
 after effective date of                      701. Represents shares released on
 our initial public                           expiration of lock-up in connection with
 offering) (2)..........      26,965,355      our initial public offering that are not
                                              also subject to lock-up in connection with
                                              this offering

    , 2000 (90 days                           All shares subject to lock-up in
 after effective date of                      connection with this offering are
 this offering) and                           released. Shares saleable under Rule 144
 thereafter (1)(2)......      93,286,588      or 701

--------
(1) Certain of the shares listed in the table as not salable until 90 days after effectiveness of this offering may become salable earlier if released from the lock-up by Morgan Stanley & Co. Incorporated.
(2) Reflects only shares that are vested and not subject to a repurchase right in favor of Sycamore.

Since many of these shares were purchased at prices substantially below current market prices, we believe that a significant number of these shares will be sold when eligible for sale.

Rule 144

   In general, under Rule 144, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of (1) one percent of the then outstanding shares of common stock (approximately 2,484,896 shares immediately after this offering) or (2) the average weekly trading volume in the common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of such sale is filed, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock which are not restricted securities.

   Under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale, and who has beneficially owned the shares proposed to be sold for at least two years, may resell such shares without compliance with the foregoing requirements.

   In meeting the one-and two-year holding periods described above, a holder of shares can include the holding periods of a prior owner of the shares who was not an affiliate. The one-and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the shares from the issuer or an affiliate.

Rule 701

   In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who before October 21, 1999 purchased shares from us in connection with a compensatory stock plan or other written agreement, or who purchased shares from us after that date upon the exercise of options granted before that date, are eligible to resell such shares in reliance upon Rule 144 beginning January 19, 2000. If such person is not an affiliate, such sale may be made subject only to the manner of sale provisions of Rule 144. If such a person is an affiliate, such sale may be made under Rule 144 without compliance with its one-year minimum holding period, but subject to the other Rule 144 restrictions.

Registration Rights

   At January 29, 2000, the holders of approximately 139,664,811 shares of common stock are entitled to rights with respect to the registration of such shares under the Securities Act. Under the terms of the agreement between us and the holders of such registrable securities, if after December 31, 2000 we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and to include shares of such common stock therein. Additionally, commencing April 24, 2000, such holders are also entitled to demand registration rights pursuant to which they may require us on up to two occasions to file a registration statement under the Securities Act at our expense with respect to shares of our common stock, and we are required to use our best efforts to effect such registration. Further, holders may require us on up to three occasions to file additional registration statements on Form S-3 at our expense. All of these registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration.

                                 UNDERWRITERS

   Under the terms and subject to the conditions contained in the underwriting agreement dated the date hereof, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Credit Suisse First Boston, Lehman Brothers Inc.,
J. P. Morgan Securities Inc., Dain Rauscher Incorporated, FleetBoston Robertson Stephens Inc., and Thomas Weisel Partners LLC, are acting as representatives, have severally agreed to purchase, and Sycamore and the selling stockholders have agreed to sell to them, an aggregate of 15,000,000 shares of common stock. The number of shares of common stock that each underwriter has agreed to purchase is set forth opposite its name below:

                                                                      Number of
      Name                                                              Shares
      ----                                                            ----------
      Morgan Stanley & Co. Incorporated..............................
      Credit Suisse First Boston ....................................
      Lehman Brothers Inc. ..........................................
      J.P. Morgan Securities Inc. ...................................
      Dain Rauscher Incorporated.....................................
      FleetBoston Robertson Stephens Inc. ...........................
      Thomas Weisel Partners LLC.....................................
                                                                      ----------
        Total........................................................ 15,000,000
                                                                      ==========

   The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered hereby, other than those covered by the over-allotment option described below, if any such shares are taken.

   The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a
concession not in excess of $    a share under the public offering price. Any
underwriters may allow, and such dealers may reallow, a concession not in
excess of $    a share to other underwriters or to certain other dealers.
After the offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives of the underwriters.

   Sycamore has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 2,250,000 additional shares of common stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering of common stock. To the extent this option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional shares of common stock as the number set forth next to the underwriter's name in the preceding table bears to the total number of shares of common stock set forth next to the names of all underwriters in the preceding table. If the underwriter's over-allotment option is exercised in
full, the total price to public would be $      , the total underwriters'
discounts and commissions would be $      , and the total proceeds to us would
be $       before deducting estimated offering expenses.

   Sycamore, our directors and officers and the selling stockholders have each agreed, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, during the period ending 90 days after the date of this prospectus, subject to certain exceptions, not to, directly or indirectly:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (whether such shares or any such securities are then owned by such person or are thereafter acquired directly from us); or

  . enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock,

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. The foregoing restrictions shall not apply to (1) the sale of any shares to the underwriters, (2) transactions relating to shares of our common stock or other securities acquired in open market transactions after the date of this prospectus, (3) the sale or transfer of shares of common stock in connection with the sale of Sycamore pursuant to a merger, sale of stock or otherwise,
(4) shares of common stock or options or warrants to purchase shares of common stock issued by Sycamore to suppliers, developers, consultants or other persons in connection with supply, development, consulting, marketing or similar arrangements, provided that the recipients agree to be bound by the foregoing restrictions, or (5) shares of common stock issued by Sycamore in connection with the acquisition of any businesses, products or technologies.

   The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

   Our common stock is quoted on the Nasdaq National Market under the symbol "SCMR."

   In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering if the syndicate repurchases previously distributed shares of common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

   The underwriting agreement provides that Sycamore, the selling stockholders and the underwriters will indemnify each other against certain liabilities, including liabilities under the Securities Act.

   Due to the fact that one of the representatives of the underwriters was organized within the last three years, we are providing you the following information. Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager of, or as a syndicate member in, numerous public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

                                 LEGAL MATTERS

   The validity of the shares of common stock we are offering will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. Certain partners and employees of Skadden, Arps, Slate, Meagher & Flom LLP beneficially own, in aggregate, approximately 3,120 shares of our common stock.

                                    EXPERTS

   The financial statements as of July 31, 1998 and 1999 and for the period from inception (February 17, 1998) through July 31, 1998 and for the year ended July 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock we propose to sell in this offering. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and the common stock we propose to sell in this offering, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. The registration statement may be inspected without charge at the principal office of the Securities and Exchange Commission in Washington, D.C. and copies of all or any part of which may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain more information about the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

   Sycamore Networks is subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance with the requirements of the Securities Exchange Act of 1934, files periodic reports, proxy statements and other information with the Securities and Exchange Commission. These periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and web site of the Securities and Exchange Commission referred to above.

                            SYCAMORE NETWORKS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants..........................................  F-2

Consolidated Balance Sheets at July 31, 1998, July 31, 1999 and January 29,
 2000 (unaudited)..........................................................  F-3

Consolidated Statements of Operations for the period from inception
 (February 17, 1998) through July 31, 1998, the year ended July 31, 1999 and the six month periods ended January 30, 1999 and January 29, 2000
 (unaudited)...............................................................  F-4

Consolidated Statements of Stockholders' Equity/(Deficit) for the period from inception (February 17, 1998) through July 31, 1998, the year ended
 July 31, 1999 and the six month period ended January 29, 2000
 (unaudited)...............................................................  F-5

Consolidated Statements of Cash Flows for the period from inception
 (February 17, 1998) through July 31, 1998, the year ended July 31, 1999 and the six month periods ended January 30, 1999 and January 29, 2000
 (unaudited)...............................................................  F-6

Notes to Consolidated Financial Statements.................................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and the Board of Directors of Sycamore Networks, Inc.:

   In our opinion, the accompanying balance sheets and the related statements of operations, stockholders' deficit and cash flows present fairly, in all material respects, the financial position of Sycamore Networks, Inc. at July 31, 1998 and 1999, and the results of its operations and its cash flows for the period from inception (February 17, 1998) to July 31, 1998 and for the year ended July 31, 1999 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
August 23, 1999 (Except as to the
third paragraph of Note 6
for which the date is February 11, 2000)

                            SYCAMORE NETWORKS, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (in thousands, except share data)

                                                 July 31, July 31,  January 29,
                                                   1998     1999       2000
                                                 -------- --------  -----------
                                                                    (unaudited)
                    Assets
Current assets:
 Cash and cash equivalents.....................   $1,197  $21,969    $137,943
 Marketable securities.........................    3,082    7,020     150,633
 Accounts receivable...........................       --   11,410      11,980
 Inventories...................................       --    6,608      25,805
 Prepaids and other current assets.............      200    5,153       3,180
                                                  ------  -------    --------
Total current assets...........................    4,479   52,160     329,541
Property and equipment, net....................      500    5,288      11,704
Other assets...................................      102      464       3,433
                                                  ------  -------    --------
Total assets...................................   $5,081  $57,912    $344,678
                                                  ======  =======    ========
 Liabilities, Redeemable Convertible Preferred
   Stock and Stockholders' Equity (Deficit)
Current liabilities:
 Current portion of notes payable..............           $ 1,097
 Accounts payable..............................   $   42    5,750    $ 28,218
 Accrued compensation..........................       30    1,403       1,760
 Accrued expenses..............................       66    1,751       4,354
 Other current liabilities.....................       --    1,709       3,166
                                                  ------  -------    --------
Total current liabilities......................      138   11,710      37,498
Notes payable..................................       --    4,054          --
Commitments and contingencies (Note 5)
Series A Redeemable Convertible Preferred Stock
 $.01 par value; 6,380,000 and 8,975,000 shares
 authorized at July 31, 1998 and July 31, 1999,
 respectively; 6,186,812 and 8,961,812 shares
 issued and outstanding at July 31, 1998 and
 July 31, 1999, respectively; none authorized,
 issued and outstanding at January 29, 2000....    5,621    8,146          --
Series B Redeemable Convertible Preferred Stock
 $.01 par value; 3,625,000 shares authorized at
 July 31, 1999; 3,607,062 shares issued and
 outstanding at July 31, 1999; none authorized,
 issued and outstanding at January 29, 2000....       --   12,625          --
Series C Redeemable Convertible Preferred Stock
 $.01 par value; 2,500,000 shares authorized,
 issued and outstanding at July 31, 1999; none
 authorized, issued and outstanding at January
 29, 2000......................................       --   20,000          --
Series D Redeemable Convertible Preferred Stock
 $.01 par value; 692,201 authorized, issued and
 outstanding at July 31, 1999; none authorized,
 issued and outstanding at January 29, 2000....       --   15,000          --
Stockholders' equity (deficit):
 Preferred stock, $.01 par value, 5,000,000
  shares authorized, none issued and
  outstanding at January 29, 2000..............       --       --          --
 Common stock, $.001 par value; 91,000,000 and
  1,500,000,000 shares authorized at July 31,
  1998 and 1999 and January 29, 2000,
  respectively; 21,105,000, 69,819,336 and
  236,094,852 shares issued and outstanding at
  July 31, 1998 and 1999 and January 29, 2000,
  respectively.................................       21       69         236
 Additional paid-in capital....................      173   30,780     384,821
 Accumulated deficit...........................     (693) (20,183)    (27,534)
 Notes receivable..............................       --     (360)       (460)
 Deferred compensation.........................     (179) (23,929)    (49,852)
 Accumulated other comprehensive loss..........       --       --         (31)
                                                  ------  -------    --------
Total stockholders' equity (deficit)...........     (678) (13,623)    307,180
                                                  ------  -------    --------
Total liabilities, redeemable convertible
 preferred stock and stockholders' equity
 (deficit).....................................   $5,081  $57,912    $344,678
                                                  ======  =======    ========

   The accompanying notes are an integral part of the consolidated financial statements.

                            SYCAMORE NETWORKS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                              Period from
                               Inception                       Six Months Ended
                          (February 17, 1998)               -----------------------
                           through July 31,    Year Ended   January 30, January 29,
                                 1998         July 31, 1999    1999        2000
                          ------------------- ------------- ----------- -----------
                                                            (unaudited) (unaudited)
Revenues................         $  --          $ 11,330      $    --    $ 48,559
Cost of revenues
 (exclusive of the non-
 cash stock compensation
 expense of $0, $101,
 $20 and $590, at July
 31, 1998, July 31,
 1999, January 30, 1999,
 and January 29, 2000)..            --             8,486          239      25,736
                                 -----          --------      -------    --------
Gross profit (loss).....            --             2,844         (239)     22,823
Operating expenses:
Research and development
 (exclusive of the non-
 cash stock compensation
 expense of $5, $736,
 $91 and $2,136, at July
 31, 1998, July 31,
 1999, January 30, 1999,
 and January 29, 2000)..           497            13,955        3,238      18,019
Sales and marketing
 (exclusive of the non-
 cash stock compensation
 expense of $0, $346,
 $39 and $2,527, at July
 31, 1998, July 31,
 1999, January 30, 1999,
 and January 29, 2000)..            92             4,064          422       8,395
General and
 administrative
 (exclusive of the non-
 cash stock compensation
 expense of $0, $2,286,
 $60 and $1,102, at July
 31, 1998, July 31,
 1999, January 30, 1999,
 and January 29, 2000)..           199             1,405          373       1,910
Amortization of stock
 compensation...........             5             3,469          210       6,355
                                 -----          --------      -------    --------
Total operating
 expenses...............           793            22,893        4,243      34,679
                                 -----          --------      -------    --------
Loss from operations....          (793)          (20,049)      (4,482)    (11,856)
Interest income, net....           100               559          193       4,505
                                 -----          --------      -------    --------
Net loss................         $(693)         $(19,490)     $(4,289)   $ (7,351)
                                 =====          ========      =======    ========
Basic and diluted net
 loss per share.........         $(.18)         $  (2.09)     $  (.47)   $   (.07)
Weighted average shares
 used in computing basic
 and diluted net loss
 per share..............         3,753             9,324        9,160     107,555


   The accompanying notes are an integral part of the consolidated financial statements.

                            SYCAMORE NETWORKS, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                (in thousands)

                                                                                          Accumulated      Total
                           Common Stock   Additional                                         Other     Stockholders'
                          ---------------  Paid-in   Accumulated   Notes      Deferred   Comprehensive    Equity
                          Shares   Amount  Capital     Deficit   Receivable Compensation     Loss        (Deficit)
                          -------  ------ ---------- ----------- ---------- ------------ ------------- -------------
Issuance of common
stock...................   21,105   $ 21   $    (11)  $     --     $  --      $     --       $ --        $     10
Deferred compensation
expense associated with
equity awards...........       --     --        184         --        --          (184)        --              --
Amortization of deferred
compensation............       --     --         --         --        --             5         --               5
Net loss................       --     --         --       (693)       --            --         --            (693)
                          -------   ----   --------   --------     -----      --------       ----        --------
Balance, July 31, 1998..   21,105     21        173       (693)       --          (179)        --            (678)
                          -------   ----   --------   --------     -----      --------       ----        --------
Exercise of stock
options.................   18,222     18      2,923         --        --            --         --           2,941
Issuance of common
stock...................   30,492     30        465         --        --            --         --             495
Deferred compensation
expense associated with
equity awards...........       --     --     25,159         --        --       (25,159)        --              --
Issuance of equity
awards in exchange for
services................       --     --      2,060         --        --            --         --           2,060
Amortization of deferred
compensation............       --     --         --         --        --         1,409         --           1,409
Issuance of common stock
in exchange for notes
receivable..............       --     --         --         --      (360)           --         --            (360)
Net loss................       --     --         --    (19,490)       --            --         --         (19,490)
                          -------   ----   --------   --------     -----      --------       ----        --------
Balance, July 31, 1999..   69,819     69     30,780    (20,183)     (360)      (23,929)        --         (13,623)
                          -------   ----   --------   --------     -----      --------       ----        --------
Exercise of stock
options.................    2,181      2      4,067         --        --            --         --           4,069
Issuance of common
stock, net..............   22,425     23    262,095         --        --            --         --         262,118
Conversion of preferred
stock into common
stock...................  141,850    142     55,629         --        --            --         --          55,771
Deferred compensation
expense associated with
equity awards...........       --     --     31,201         --        --       (31,201)        --              --
Issuance of equity
awards in exchange for
services................       --     --      1,077         --        --            --         --           1,077
Amortization of deferred
compensation............       --     --         --         --        --         5,278         --           5,278
Issuance of common stock
in exchange for notes
receivable..............       --     --         --         --      (100)           --         --            (100)
Purchase and retirement
of treasury shares......     (180)    --        (28)        --        --            --         --             (28)
Unrealized loss on
marketable securities...       --     --         --         --        --            --        (31)            (31)
Net loss................       --     --         --     (7,351)       --            --         --          (7,351)
                          -------   ----   --------   --------     -----      --------       ----        --------
Balance, January 29,
2000 (unaudited)........  236,095   $236   $384,821   $(27,534)    $(460)     $(49,852)      $(31)       $307,180
                          =======   ====   ========   ========     =====      ========       ====        ========

   The accompanying notes are an integral part of the consolidated financial statements.

                            SYCAMORE NETWORKS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                              Period from
                               Inception                    Six Months Ended
                             (February 17,               -----------------------
                             1998) through  Year Ended   January 30, January 29,
                             July 31, 1998 July 31, 1999    1999        2000
                             ------------- ------------- ----------- -----------
                                                         (unaudited) (unaudited)
Cash flows from operating
 activities:
 Net loss..................     $ (693)      $(19,490)     $(4,289)   $ (7,351)
 Adjustments to reconcile
  net loss to net cash
  provided by (used in)
  operating activities:
  Depreciation and
   amortization............         27            948          182       2,180
  Amortization of stock
   compensation............          5          3,469          210       6,355
Changes in operating assets
 and liabilities:
  Accounts receivable......         --        (11,410)          --        (570)
  Inventories..............         --         (6,608)          --     (19,197)
  Prepaids and other
   current assets..........        (75)        (4,953)         (29)      1,973
  Accounts payable.........         42          5,708          450      22,468
  Accrued expenses and
   other current
   liabilities.............         96          4,767          141       4,417
                                ------       --------      -------    --------
Net cash provided by (used
 in) operating activities..       (598)       (27,569)      (3,335)     10,275
                                ------       --------      -------    --------
Cash flows from investing
 activities:
  Purchases of property and
   equipment...............       (528)        (5,736)      (1,304)     (8,596)
  Purchases of marketable
   securities..............     (3,082)       (10,115)      (3,099)   (150,664)
  Maturities of marketable
   securities..............         --          6,177        3,078       7,020
  Increase in other
   assets..................       (102)          (362)        (105)     (2,969)
                                ------       --------      -------    --------
Net cash used in investing
 activities................     (3,712)       (10,036)      (1,430)   (155,209)
                                ------       --------      -------    --------
Cash flows from financing
 activities:
  Proceeds from issuance of
   redeemable convertible
   preferred stock, net....      5,496         50,150       14,795          --
  Proceeds from issuance of
   common stock, net.......         11          3,076          189     266,059
  Proceeds from notes
   payable.................         --          5,184        1,000          --
  Payments on notes
   payable.................         --            (33)          --      (5,151)
                                ------       --------      -------    --------
Net cash provided by
 financing activities......      5,507         58,377       15,984     260,908
                                ------       --------      -------    --------
Net increase in cash and
 cash equivalents..........      1,197         20,772       11,219     115,974
Cash and cash equivalents,
 beginning of period.......         --          1,197        1,197      21,969
                                ------       --------      -------    --------
Cash and cash equivalents,
 end of period.............     $1,197       $ 21,969      $12,416    $137,943
                                ======       ========      =======    ========
Supplemental cash flow
 information:
  Cash paid for interest...         --       $    170      $    28    $    139
Supplementary non-cash
 activity:
  Preferred stock note
   receivable..............     $  125             --           --          --
  Issuance of common stock
   in exchange for notes
   receivable..............         --       $    360           --    $    100
  Conversion of preferred
   stock into common
   stock...................         --             --           --    $ 55,771

   The accompanying notes are an integral part of the consolidated financial statements.

                            SYCAMORE NETWORKS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for the six months ended January 30, 1999 and January 29, 2000 is unaudited)

1. Nature of the Business:

   Sycamore Networks, Inc. (the "Company") was incorporated in Delaware on February 17, 1998. The Company develops and markets networking products that enable service providers to quickly and cost effectively provide bandwidth and create new high-speed data services. To date, the Company has principally marketed its products in the United States. Through May 1, 1999, the Company was considered to be in the development stage and was principally engaged in research and development, raising capital and building its management team. The Company shipped its first product in May 1999.

   The Company is subject to risks common to technology-based companies including, but not limited to, the development of new technology, development of markets and distribution channels, dependence on key personnel, and the ability to obtain additional capital as needed to meet its product plans. The Company has a limited operating history and has never achieved profitability. The Company's ultimate success is dependent upon its ability to successfully develop and market its products.

2. Significant Accounting Policies:

   The accompanying financial statements of the Company reflect the application of certain significant accounting policies as described below:

Basis of Presentation

   The consolidated financial statements include the accounts of Sycamore Networks, Inc. and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated.

Interim Financial Information

   The financial information at January 29, 2000 and for the six months ended January 30, 1999 and January 29, 2000 is unaudited, but includes all adjustments, consisting only of normal recurring adjustments, the Company considers necessary for a fair statement of its financial position, operating results, and cash flows for the interim date and periods presented. Results of the six-month period ended January 29, 2000 are not necessarily indicative of the results to be expected for the entire fiscal year or future periods.

Cash Equivalents and Marketable Securities

   Cash equivalents are short-term, highly liquid investments with original maturity dates of three months or less at the date of acquisition. Cash equivalents are carried at cost, which approximates fair market value. The Company's marketable securities are classified as available-for-sale and are recorded at fair value with any unrealized gain or loss recorded as an element of stockholders' equity (deficit). As of July 31, 1999 and 1998, the fair value of marketable securities, which were comprised of commercial paper and certificate of deposits, approximated amortized cost. As of January 29, 2000, marketable securities consisted of:

                            Amortized Cost Fair Market Value Unrealized Gain/(Loss)
                            -------------- ----------------- ----------------------
   Certificate of
    Deposits...............    $  1,999        $  2,001               $  2
   Commericial Paper.......     118,248         118,213                (35)
   U.S. Government.........      30,417          30,419                  2
                               --------        --------               ----
     Total.................    $150,664        $150,633               $(31)
                               ========        ========               ====

   The fair value of marketable securities was determined based on quoted market prices at the reporting date for those instruments.

                            SYCAMORE NETWORKS, INC.

(Information for the six months ended January 30, 1999 and January 29, 2000 is unaudited)


Inventory

   Inventories are stated at the lower of cost (first-in, first-out basis) or market (net realizable value).

Revenue Recognition

   Revenue from product sales is recognized upon shipment provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the fee is fixed and determinable and collectibility is deemed probable. If uncertainties regarding customer acceptance exist, revenue is recognized when such uncertainties are resolved. Revenue from technical support and maintenance contracts is deferred and recognized ratably over the period of the related agreements. The Company records a warranty liability for parts and labor on its products. Warranty periods are generally three years from installation date. Estimated warranty costs are recorded at the time of revenue recognition.

Property and Equipment

   Property and equipment is stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method, based upon the following asset lives:

   Computer and telecommunications
    equipment........................... 2 to 3 years
   Computer software.................... 2 to 3 years
   Furniture and office equipment....... 5 years
                                         Shorter of lease term or useful life
   Leasehold improvements............... of asset

   The cost of significant additions and improvements is capitalized and depreciated while expenditures for maintenance and repairs are charged to expense as incurred. Upon retirement or sale, the cost and related accumulated depreciation of the assets are removed from the accounts and any resulting gain or loss is reflected in the determination of net income or loss.

Research and Development and Software Development Costs

   The Company's products are highly technical in nature and require a large and continuing research and development effort. All research and development costs are expensed as incurred. Software development costs incurred prior to the establishment of technological feasibility are charged to expense. Technological feasibility is demonstrated by the completion of a working model. Software development costs incurred subsequent to the establishment of technological feasibility are capitalized until the product is available for general release to customers. Amortization is based on the greater of (i) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or (ii) the straight-line method over remaining estimated life of the product. To date, the period between achieving technological feasibility and the general availability of the related products has been short and software development costs qualifying for capitalization have not been material. Accordingly, the Company has not capitalized any software development costs.

Income Taxes

   Income taxes are accounted for under the liability method. Under this method, deferred tax assets and liabilities are recorded based on temporary differences between the financial statement amounts and the tax bases of assets and liabilities measured using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company periodically evaluates the realizability of its net deferred tax assets and records a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

                            SYCAMORE NETWORKS, INC.

(Information for the six months ended January 30, 1999 and January 29, 2000 is unaudited)


Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Concentrations of Credit Risk and Significant Customer Information

   Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash equivalents, marketable securities and accounts receivable. The Company invests its excess cash primarily in deposits with commercial banks and high-quality corporate securities. For the year ended July 31, 1999, one customer accounted for all of the Company's revenue. The Company does not require collateral for sales to customers.

   Certain components and parts used in the Company's products are procured from a single source. The Company obtains parts from one vendor only, even where multiple sources are available, to maintain quality control and enhance working relationships with suppliers. These purchases are made under existing contracts or purchase orders. The failure of a supplier, including subcontractor, to deliver on schedule could delay or interrupt the Company's delivery of products and thereby adversely affect the Company's revenues and profits.

Other Comprehensive Loss

   The Company reports comprehensive loss in accordance with Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" (FAS
130). The comprehensive net loss for the period from inception (February 17,
1998) through July 31, 1998 and for the year ended July 31, 1999 does not differ from the reported net loss. For the six months ended January 29, 2000, comprehensive net loss was $7,382,000.

Net Loss Per Share

   Basic net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares outstanding during the period, if dilutive. Common equivalent shares are composed of unvested shares of restricted common stock and the incremental common shares issuable upon the exercise of stock options and unvested restricted common shares. There were no dilutive common equivalent shares for the period.

   Pro forma net loss per share for the year ended July 31, 1999 and the six months ended January 30, 1999 and January 29, 2000 is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's Series A, B, C and D redeemable convertible preferred stock into shares of the Company's common stock effective upon the closing of the Company's initial public offering as if such conversion occurred at the date of original issuance. There were no dilutive common equivalent shares for any of the periods presented.

   The Company effected a three-for-one stock split paid as a 200% stock dividend on February 11, 2000 to stockholders of record as of February 4, 2000. This stock split has been reflected in the consolidated financial statements for all periods presented.

                            SYCAMORE NETWORKS, INC.

(Information for the six months ended January 30, 1999 and January 29, 2000 is unaudited)


   The following table sets forth the computation of basic and diluted net loss per share:

                              Period from
                               Inception                       Six Months Ended
                          (February 17, 1998)               -----------------------
                           through July 31,    Year Ended   January 30, January 29,
                                 1998         July 31, 1999    1999        2000
                          ------------------- ------------- ----------- -----------
                                    (in thousands, except per share data)
Numerator:
Net loss................       $   (693)        $(19,490)    $ (4,289)   $ (7,351)
Denominator
Historical:
Weighted average common
 shares outstanding.....         19,521           45,585       39,112     160,773
Weighted average common
 shares outstanding
 subject to repurchase..        (15,768)         (36,261)     (29,952)    (53,218)
                               --------         --------     --------    --------
Denominator for basic
 and diluted
 calculation............          3,753            9,324        9,160     107,555
                               --------         --------     --------    --------
Basic and diluted net
 loss per share.........       $   (.18)        $  (2.09)    $   (.47)   $   (.07)
                               ========         ========     ========    ========
Pro Forma:
Historical weighted
 average common shares
 outstanding............          3,753            9,324        9,160     107,555
Weighted average number
 of shares issued upon
 conversion of
 redeemable convertible
 preferred stock........         52,515          105,111       78,495      64,689
                               --------         --------     --------    --------
Shares used in computing
 pro forma basic and
 diluted net loss per
 share (unaudited)......         56,268          114,435       87,655     172,244
                               ========         ========     ========    ========
Pro forma basic and
 diluted net loss per
 share (unaudited)......       $   (.01)        $   (.17)    $   (.05)   $   (.04)
                               ========         ========     ========    ========

   Options to purchase 5,058,900, 999,000 and 17,849,484 shares of common stock at average exercise prices of $.45, $.04 and $19.37 have not been included in the computation of diluted net loss per share, for the year ended July 31, 1999 and for the six months ended January 30, 1999 and January 29, 2000, respectively, as their effect would have been anti-dilutive.

Stock Based Compensation

   The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25," Accounting for Stock Issued to Employees," ("APB No. 25") and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123").

Segment Information

   The Company has adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information," which requires companies to report selected information about operating segments, as well as enterprise-wide disclosures about products, services, geographic areas, and major customers. Operating segments are determined based on the way management organizes its business for making operating decisions and assessing performance. The Company has determined that it conducts its operations in one business segment.

                            SYCAMORE NETWORKS, INC.

(Information for the six months ended January 30, 1999 and January 29, 2000 is unaudited)


Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. The Company will adopt SFAS No. 133 as required by SFAS No. 137, "Deferral of the effective date of the FASB Statement No. 133," in fiscal year 2001. The adoption of SFAS No. 133 is not currently expected to have an impact on our financial condition or results of operations.

3. Inventory

   Inventory consisted of the following (in thousands):

                                                  July 31, 1999 January 29, 2000
                                                  ------------- ----------------
   Raw materials.................................    $2,164         $ 5,793
   Work in process...............................     3,026           5,475
   Finished goods................................     1,418          14,537
                                                     ------         -------
                                                     $6,608         $25,805
                                                     ======         =======

4. Property and Equipment

   Property and equipment consisted of the following (in thousands):

                                  July 31, 1998 July 31, 1999 January 29, 2000
                                  ------------- ------------- ----------------
   Computer software and
    equipment....................     $500         $5,433         $12,308
   Furniture and office
    equipment....................       27            221             759
   Leasehold improvements........       --            609           1,016
                                      ----         ------         -------
                                       527          6,263          14,083
   Less accumulated depreciation
    and amortization.............      (27)          (975)         (2,379)
                                      ----         ------         -------
                                      $500         $5,288         $11,704
                                      ====         ======         =======

   Depreciation and amortization expense was $27,000, $948,000 and $1,404,000 for the period from inception (February 17, 1998) through July 31, 1998, for the year ended July 31, 1999 and for the six months ended January 29, 2000, respectively.

5. Commitments and Contingencies:

Capital and Operating Leases

   The Company's office facility is leased under a noncancelable lease that expires in 2002. The lease is collateralized by an irrevocable standby letter of credit in the amount of $92,000, which is collateralized by a U.S. Treasury Bill. Rent expense under operating leases was $27,500 and $266,000 for the period from inception (February 17, 1998) through July 31, 1998 and the year ended July 31, 1999, respectively. At July 31, 1999 future minimum lease payments under all non-cancelable operating leases are as follows, in thousands:

     2000................................................................. $272
     2001.................................................................  319
     2002.................................................................  159
                                                                           ----
     Total future minimum lease payments.................................. $750
                                                                           ====

                            SYCAMORE NETWORKS, INC.

(Information for the six months ended January 30, 1999 and January 29, 2000 is unaudited)

Letter of Credit

   Included in prepaid expenses and other current assets at July 31, 1999 is a $4 million U.S. Government security which collateralizes a stand-by letter of credit used for inventory purchases made by a third party manufacturer on behalf of the Company. The letter of credit is irrevocable and expired in October 1999.

Notes Payable

   In August 1998, the Company entered into an equipment loan agreement with a bank. Under this loan agreement, the Company may borrow up to $1 million, for the purpose of acquisition of equipment, for a period of ten months. On July 1, 1999 the Company commenced payments to be repaid in thirty equal monthly installments. At July 31, 1999, $967,000 was outstanding under this loan agreement.

   In April 1999, the Company entered into an additional equipment loan agreement with the same bank. Under this loan agreement, the Company may borrow up to $5 million, for the purpose of acquisition of equipment, for a period of six months. At January 31, 2000, the outstanding balance will be converted into a term loan, to be repaid in thirty-six equal monthly installments commencing February 1, 2000. At July 31, 1999, $4,184,000 was outstanding under this loan agreement.

   The interest on the outstanding loan balances is calculated daily at the bank's prime rate, plus .5% (8.5% at July 31, 1999). The loans are collateralized by all the Company's assets, including accounts receivable, inventory and fixed assets. The Company is required to maintain certain financial covenants and tangible net worth calculations. Principal payments under notes payable for the years ended July 31, were as follows: $1,097,000 in 2000; $1,795,000 in 2001; $1,562,000 in 2002 and $697,000 in 2003. In
October 1999, the Company paid all outstanding debt with the proceeds of the initial public offering.

6. Stockholders' Equity

Common Stock

   On October 21, 1999, Sycamore completed its initial public offering ("IPO") in which it sold 22,425,000 shares of common stock at a price to the public of $12.67 per share. The net proceeds of the IPO, after deducting underwriting discounts and other offering expenses, were approximately $263.0 million. Upon the closing of the IPO, all redeemable convertible preferred Stock (Series A, B, C and D) automatically converted to 141,849,675 shares of common stock.

   In August 1999, the shareholders approved amendments to the Company's Articles of Incorporation to increase the authorized shares of the Company's common stock from 91,000,000 to 250,000,000 shares. This amendment was effective upon the closing of the Company's IPO. In January 2000, the stockholders approved amendments to the Company's Articles of Organization to increase the authorized number of shares of the Company's common stock from 250,000,000 to 1,500,000,000.

   The Company effected the following stock splits in the form of stock dividends: 3-for-1 in August 1999 and 3-for-1 in February 2000. All common shares, common options and per share amounts in the accompanying financial statements have been adjusted to reflect the stock splits.

   The holders of the common stock are entitled to one vote for each share held. The Board of Directors (the "Board") may declare dividends from lawfully available funds, subject to any preferential dividend rights of any outstanding preferred stock and restrictions under the Company's loan agreements. Holders of the common stock are entitled to receive all assets available for distribution on the dissolution or liquidation of the Company, subject to any preferential rights of any outstanding preferred stock.

                            SYCAMORE NETWORKS, INC.

(Information for the six months ended January 30, 1999 and January 29, 2000 is unaudited)


1998 and 1999 Stock Incentive Plans

   In August 1998, the 1998 Stock Incentive Plan (the "Plan") was adopted by the Board and received stockholder approval on October 19, 1998. A total of 79,695,000 shares of common stock have been reserved for issuance under the Plan. The Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards and other stock-based awards to officers, employees, directors, consultants and advisors of the Company. No participant may receive any award for more than 1,500,000 shares in any calendar year. Options may be granted at an exercise price less than, equal to or greater than the fair market value on the date of grant. The Board determines the term of each option, the option exercise price, and the vesting terms. Stock options generally expire ten years from the date of grant and vest over five years.

   All employees who have been granted options by the Company under the 1998 Stock Incentive Plan are eligible to elect immediate exercise of all such options. However, shares obtained by employees who elect immediate exercise prior to the original option vesting schedule are subject to the Company's right of repurchase, at the option exercise price, in the event of termination. The Company's repurchase rights lapse at the same rate as the shares would have become exercisable under the original vesting schedule. As of July 31, 1999, 17,936,100 shares related to immediate option exercises are subject to repurchase by the Company at per share prices ranging from $.01 to $1.00 and 55,916,100 were reserved for future issuance. As of January 29, 2000, 18,093,906 shares related to immediate option exercises are subject to repurchase by the Company at per share prices ranging from $.01 to $12.67.

   In August 1999, the Board approved the 1999 Stock Incentive Plan. The terms and conditions of the 1999 Stock Incentive Plan are similar to the 1998 Stock Incentive Plan. The 1999 plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards and other stock-based awards to officers, employees, directors, consultants and advisors of the Company. Shares not yet issued under the 1998 Stock Incentive Plan will now be available under the 1999 plan. The total amount of shares that may be issued under the 1999 plan is the remaining shares to be issued under the 1998 Stock Incentive Plan plus an annual increase beginning August 1, 2000 of the lesser of 9,000,000 or 5% of the outstanding shares on that date. As of January 29, 2000, there were no shares related to immediate option exercises subject to repurchase by the Company.

Restricted Stock

   Restricted stock may be issued to employees, officers, directors, consultants, and other advisors. Shares acquired pursuant to a restricted stock agreement are subject to a right of repurchase by the Company which lapses as the restricted stock vests. In the event of termination of services, the Company has the right to repurchase unvested shares at the original issuance price. The vesting period is generally five years. The Company issued 22,095,000, and 29,502,936 shares of restricted stock, of which 5,557,500 shares were issued through the 1998 Stock Incentive Plan, for the period from inception (February 17, 1998) through July 31, 1998 and the year ended July 31, 1999, respectively. The number of shares of restricted stock outstanding at July 31, 1999 and January 29, 2000 was 51,597,936, of which 42,296,436 and
33,407,575 were subject to repurchase at their original issuance prices ranging from $.01 to $.11.

1999 Employee Stock Purchase Plan

   In August 1999, the Board approved the Employee Stock Purchase Plan. A total of 2,250,000 shares of common stock have been reserved for issuance under this plan. Eligible employees may purchase common stock at a price equal to 85% of the lower of the fair market value of the common stock at the beginning or end of each six-month offering period. Participation is limited to 10% of an employee's eligible compensation not to

                            SYCAMORE NETWORKS, INC.

(Information for the six months ended January 30, 1999 and January 29, 2000 is unaudited)

exceed amounts allowed by the Internal Revenue Code. On August 1 of each year, commencing with August 1, 2000, the aggregate number of common shares available for purchase during the life of the Employee Stock Purchase Plan shall automatically be increased by the number of common shares necessary to cause the number of common shares available for purchase to be 2,250,000. The initial offering period commenced on the effectiveness of the IPO and will end on April 30, 2000.

1999 Non-Employee Director Option Plan

   In August 1999, the Board approved the 1999 Non-Employee Director Option Plan. A total of 1,500,000 shares of common stock have been reserved for issuance under this plan. As of August 1 of each year, commencing with August 1, 2000, the aggregate number of common shares available for the grant of options under this plan shall automatically be increased by the number of common shares necessary to cause the total number of common shares available for grant to be 1,500,000. The Company granted 270,000 options with a vesting period of three years, as of January 29, 2000.

Deferred Stock Compensation

   In connection with the grant of certain stock options and restricted shares to employees during the period from inception (February 17, 1998) to July 31, 1998, the year ended July 31, 1999 and the six months ended January 30, 1999 and January 29, 2000, the Company recorded deferred stock compensation of $184,000, $25,159,000, $2,922,000 and $31,201,000, respectively, representing the difference between the deemed fair market value of the common stock on the date of grant and the exercise price. Compensation related to options and restricted shares which vest over time was recorded as a component of stockholders' equity (deficit) and is being amortized over the vesting periods of the related options. During the period from inception (February 17, 1998) to July 31, 1998, the year ended July 31, 1999 and the six months ended January 30, 1999 and January 29, 2000, the Company recorded compensation expense relating to these options and restricted shares totaling $5,000, $1,409,000, $210,000 and $5,278,000, respectively.

Non-Employee Stock Compensation

   During the year ended July 31, 1999, the Company granted 1,230,300 shares of common stock awards which were fully vested by July 31, 1999 to non-employees and recognized compensation expense of $2,060,000. During the six months ended January 29, 2000, the Company granted 198,000 shares of common stock awards which were fully vested by January 29, 2000 to non-employees and recognized compensation expense of $1,077,000. The fair value of each stock option was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions for the year-ended July 31, 1999 and the six months ended January 29, 2000: a weighted-average risk free interest rate of 5.2% and 6.5%, a weighted-average expected option life of 4 and 3 years, no dividend yield and a 60% and 84% volatility, respectively.

                            SYCAMORE NETWORKS, INC.

(Information for the six months ended January 30, 1999 and January 29, 2000 is unaudited)


Valuation of Stock Awards

   Had compensation cost of our stock awards been determined in accordance with the provisions of SFAS No. 123, the historical net loss and net loss per share would have been increased to the pro forma amounts indicated below (in thousands, except per share amounts):

                              Period from Inception
                               (February 17, 1998)   Year Ended
                                to July 31, 1998    July 31, 1999
                              --------------------- -------------
   As reported
     Net loss................         $(693)          $(19,490)
     Basic and diluted net
      loss per share.........         $(.18)          $  (2.09)
   Pro forma
     Net loss................         $(807)          $(21,314)
     Basic and diluted net
      loss per share.........         $(.22)          $  (2.29)

   The fair value of these stock awards at the date of grant was estimated using the Black-Scholes model with the following assumptions:

                                             Period from Inception
                                              (February 17, 1998)   Year Ended
                                               to July 31, 1998    July 31, 1999
                                             --------------------- -------------
   Risk free interest rate..................           5.4%              4.5%
   Dividend yield...........................             0%                0%
   Expected volatility......................             0%                0%
   Expected life............................        4 years           5 years

   The weighted average grant date fair value of the stock award granted during the period from inception (February 17, 1998) to July 31, 1998 and the year ended July 31, 1999 was $.05 and $.35 per share, respectively. The pro forma effect of applying SFAS No. 123 for prior years is not necessarily representative of pro forma effect to be expected in future years.

   All stock option transactions issued under the stock plans are summarized as follows:

                                                    Number of   Weighted Average
                                                     Shares      Exercise Price
                                                   -----------  ----------------
   Outstanding at July 31, 1998...................          --           --
   Options granted................................  23,280,300       $  .16
   Options exercised.............................. (18,221,400)         .22
   Options cancelled..............................          --           --
                                                   -----------
   Outstanding at July 31, 1999...................   5,058,900          .45
                                                   ===========
   Options granted................................  15,079,425        23.04
   Options exercised..............................  (2,180,841)        1.87
   Options cancelled..............................    (108,000)         .33
                                                   -----------
   Outstanding at January 29, 2000................  17,849,484       $19.37
                                                   ===========

                            SYCAMORE NETWORKS, INC.

(Information for the six months ended January 30, 1999 and January 29, 2000 is unaudited)


   The following table summarizes information about stock options outstanding at July 31, 1999:


                               Options Outstanding
                     --------------------------------------- Vested Options Exercisable
                      Number of  Weighted Avg. Weighted Avg. -------------------------------
      Range of         Shares      Remaining     Exercise       Number        Weighted Avg.
   Exercise Prices   Outstanding Contract Life     Price     Exercisable      Exercise Price
   ---------------   ----------- ------------- ------------- --------------   --------------
        $ .04           122,400       9.55         $ .04             90,000            $.04
          .11         1,754,100       9.82           .11             90,000             .11
          .33         1,310,697       9.94           .33            270,000             .33
          .67           640,503       9.98           .67                 --              --
         1.00         1,231,200      10.00          1.00                 --              --
                      ---------                              --------------
        $.04-
        $1.00         5,058,900       9.91         $ .45            450,000            $.23

   The following table summarizes information about stock options outstanding at January 29, 2000:

                                 Options Outstanding
                     -------------------------------------------
                       Number                                     Vested Options Exercisable
                     Outstanding Weighted Average   Weighted     ----------------------------
      Range of          As of       Remaining        Average       Number    Weighted Average
   Exercise Prices     1/29/00   Contractual Life Exercise Price Exercisable  Exercise Price
   ---------------   ----------- ---------------- -------------- ----------- ----------------
      $  0.04-
          0.33        2,336,697        9.36          $  0.18        3,150        $  0.18
         0.67-
          1.00        1,811,700        9.49             0.89           --           0.89
         1.33-
          1.67        2,036,556        9.53             1.50           --           1.50
         2.00-
          2.67        2,218,038        9.58             2.37           --           2.37
         3.00-
          3.83        2,232,867        9.63             3.35          750           3.35
         4.33-
          5.83        1,855,182        9.70             5.22           --           5.22
         12.67        1,972,107        9.72            12.67           --          12.67
        59.02-
         83.00        1,816,737        9.92            80.48          450          80.48
        85.90-
        103.79        1,518,600        9.94            93.24        4,500          93.24
        105.38           51,000        9.91           105.38           --         105.38
                     ----------                                     -----
      $  0.04-
       $105.38       17,849,484        9.64          $ 19.37        8,850        $ 19.37

Stockholder Notes Receivable

   At July 31, 1999 and January 29, 2000, the Company held notes receivable in the amount of $360,000 and $460,000, respectively, from stockholders in consideration for the purchase of common stock. The notes are due five years from the date of issuance and are collateralized by the underlying common stock and, consequently, are reflected as a component of stockholders' equity (deficit).

Common Stock Purchase Option

   In March 1999, the Company signed a definitive Purchase and License Agreement (the "Agreement") with a customer to provide certain Company products. Under the terms of the Agreement, the customer also has the right to purchase shares of the Company in the Company's IPO of shares on a national exchange at the IPO price to an upper limit equal to the number of shares, which when multiplied by the initial public offering price, equals 5% of the dollar value of the customer's accumulated purchases of the Company's products and services as of the date of the initial public offering, but in no event more than 5% of the shares offered in the IPO. The ability of the customer to exercise its right to purchase such shares is contingent upon a closing of an IPO. Accordingly, the measurement date for a charge to record this option would be at the closing of the IPO. The Company does not believe that this option will have any material value and any charge will be necessary.

                            SYCAMORE NETWORKS, INC.

(Information for the six months ended January 30, 1999 and January 29, 2000 is unaudited)


7. Preferred Stock

   The Company's Board authorized 15,792,201 shares of Series A, Series B, Series C and Series D preferred stock ("Series A, Series B, Series C, Series D") at $.01 par value of which 15,761,075 were issued and outstanding at July 31, 1999. Issuances are as follows:

   In February 1998, the Company authorized 6,380,000 shares of Series A preferred stock.

   In February 1998 and April 1998, the Company sold 5,500,000 and 549,450 shares, respectively of Series A at a price of $.91 per share and received proceeds of approximately $5,505,000. In July 1998, the Company issued 137,362 shares of Series A and received proceeds of approximately $125,000 in October 1998.

   In October 1998, the Company sold 2,775,000 shares of Series A at a price of $.91 per share and received proceeds of approximately $2,525,250.

   In December 1998, the Company authorized 3,625,000 shares of Series B $.01 par value. In December 1998 and February 1999, the Company sold 3,607,062 shares of Series B at a price of $3.50 per share and received proceeds of approximately $12,625,000.

   In February 1999, the Company authorized 2,500,000 shares of Series C $.01 par value. In March 1999, the Company sold 2,500,000 shares of Series C at a price of $8.00 per share and received proceeds of approximately $20,000,000.

   In July 1999, the Company authorized 692,201 shares of Series D $.01 par value. In July 1999, the Company sold 692,201 shares of Series D at a price of $21.67 per share and received proceeds of approximately $15,000,000.

   All shares of redeemable convertible preferred stock converted into 141,849,675 shares of common stock at the time of our initial public offering.

   The terms of Series A, Series B, Series C and Series D redeemable convertible preferred stock were as follows:

Conversion

   Each share of Series A, Series B, Series C and Series D may be converted into three shares of common stock at any time at the option of the holder, subject to adjustment for certain events such as a stock split, stock dividend, or stock issuance. At July 31, 1999, Series A, Series B, Series C and Series D are convertible into 141,849,675 shares of common stock. Upon the earlier of the closing of an initial public offering of the Company's common stock at a price which equals or exceeds $3.22 per share and results in proceeds of a least $10,000,000, or the date on which at least 10,000,000 shares of preferred stock have been converted to common stock, all outstanding shares of preferred stock automatically convert into shares of common stock. Upon the closing of the IPO, all redeemable convertible preferred Stock (Series A, B, C and D) automatically converted to 141,849,675 shares of Common Stock.

Dividend and Voting Rights

   When and if declared by the Company's Board, dividends on Series A, Series B, Series C and Series D are payable in cash in preference and prior to any payment of any dividend on common shares. The holders are entitled to the per share amount of dividends or distributions declared for common stock, multiplied by the number of shares of common stock into which the preferred stock is convertible. The holders are entitled to vote on all matters and are entitled to the number of votes equal to the number of common shares into which the Series A, Series B, Series C and Series D, are convertible as of the date of record.

                            SYCAMORE NETWORKS, INC.

(Information for the six months ended January 30, 1999 and January 29, 2000 is unaudited)

Liquidation Preference

   In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series A, Series B, Series C and Series D are entitled to receive, prior and in preference to any payment or distribution of any assets or surplus funds of the Company to holders of the common shares, an amount for each share of Series A, Series B, Series C and Series D held, equal to $.91, $3.50, $8.00 and $21.67, respectively, plus any declared and unpaid dividends. The liquidation preferences are subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization.

Redemption

   If the holders of at least a majority of Series A, Series B, Series C and Series D preferred stock, at any time after February 26, 2004, so demand, the Company will be required to redeem 33% of the shares outstanding, an additional 50% on February 26, 2005 and all shares remaining on February 26, 2006. The redemption prices of each share of Series A, Series B, Series C and Series D are $.91, $3.50, $8.00 and $21.67, respectively plus all declared and unpaid dividends, if any.

   The following table sets forth the redeemable convertible preferred stock activity (in thousands):

                            Series A       Series B       Series C       Series D        Total
                          ------------- -------------- -------------- -------------- --------------
                          Shares Amount Shares Amount  Shares Amount  Shares Amount  Shares Amount
                          ------ ------ ------ ------- ------ ------- ------ ------- ------ -------
Issuance--February
 1998...................  5,500  $5,005                                               5,500 $ 5,005
Issuance--April 1998....    550     500                                                 550     500
Issuance--July 1998.....    137     116                                                 137     116
                          -----  ------                                              ------ -------
Balance July 31, 1998...  6,187   5,621                                               6,187   5,621
                          -----  ------                                              ------ -------
Issuance--October 1998..  2,775   2,525                                               2,775   2,525
Issuance--December
 1998...................                3,506  $12,270                                3,506  12,270
Issuance--February
 1999...................                  101      355                                  101     355
Issuance--March 1999....                               2,500  $20,000                 2,500  20,000
Issuance--July 1999.....                                               692   $15,000    692  15,000
                          -----  ------ -----  ------- -----  -------  ---   ------- ------ -------
Balance July 31, 1999...  8,962  $8,146 3,607  $12,625 2,500  $20,000  692   $15,000 15,761 $55,771
                          =====  ====== =====  ======= =====  =======  ===   ======= ====== =======

   In August 1999, the shareholders of the Company approved amendments to the Company's Articles of Incorporation to authorize the issuance of 5,000,000 shares of $.01 par value undesignated preferred stock that may be issued by the Board from time to time in one or more series without stockholder approval. This amendment was effective upon the closing of the Company's IPO.

                            SYCAMORE NETWORKS, INC.

(Information for the six months ended January 30, 1999 and January 29, 2000 is unaudited)


8. Income Tax

   No provision for taxes has been recorded since the Company has incurred losses since inception.

   The components of the net deferred tax asset are as follows (in thousands):

                                                     July 31, 1999 July 31, 1998
                                                     ------------- -------------
   Deferred tax assets:
     Net operating loss carryforwards...............     $ 122        $ 6,163
     Capitalized start up costs.....................       124             98
     Research and development credits...............        15            515
     Other..........................................         6             63
                                                         -----        -------
                                                           267          6,839
   Deferred tax liabilities:
     Depreciation...................................       --             196
                                                         -----        -------
     Net deferred tax asset.........................       267          6,643
     Valuation allowance............................      (267)        (6,643)
                                                         -----        -------
     Net deferred tax asset.........................     $ --         $   --
                                                         =====        =======

   At July 31, 1999, the Company has available net operating loss carryforwards for federal and state tax income purposes of approximately $16.6 million available to offset future taxable income which expire in varying amounts beginning in 2019 and 2004, respectively. As required by statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," the management of the Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets and has established a full valuation allowance for such assets, which are comprised principally of net operating loss carryforwards. Management reevaluates the positive and negative evidence periodically. The net operating loss carryforwards could be limited in future years if there is a significant change in the Company's ownership.

9. Employee Benefit Plan

   The Company sponsors a defined contribution plan covering substantially all of its employees which is designed to be qualified under Section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the 401(k) plan through payroll deductions within statutory and plan limits. To date, the Company has made no contributions to the plan.

                     Inside back cover shows Sycamore logo.

   Back cover shows drawing of tree with written script: One Sycamore stands alone.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

   SEC registration fee............................................. $  496,386
   NASD filing fee..................................................     30,500
   Nasdaq National Market listing fee...............................     17,500
   Printing and engraving expenses..................................    100,000
   Legal fees and expenses..........................................    200,000
   Accounting fees and expenses.....................................    150,000
   Blue Sky fees and expenses (including legal fees)................      5,000
   Transfer agent and registrar fees and expenses...................     15,000
   Miscellaneous....................................................     10,614
                                                                     ----------
     Total.......................................................... $1,025,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers.

   Article SEVENTH of the Registrant's Amended and Restated Certificate of Incorporation (the "Restated Certificate") provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

   Article EIGHTH of the Restated Certificate provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless the Court of Chancery of Delaware determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, unless it is determined that he did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding had reasonable cause to believe that his conduct was unlawful, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

   Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the

Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

   Article EIGHTH of the Restated Certificate further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers, the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

   Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

   The Registrant has entered into indemnification agreements with each of its directors and officers. These agreements may require the Registrant, among other things, to indemnify directors and officers against certain liabilities that may arise by reason of their status or service as directors and officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

   The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). Reference is made to the form of Underwriting Agreement to be filed as Exhibit 1.1 hereto.

   The Registrant expects to obtain liability insurance for its officers and directors.

Item 15. Recent Sales of Unregistered Securities.

   Since inception, the Registrant has issued the following securities that were not registered under the Securities Act as summarized below. The share numbers summarized below have been adjusted to reflect the 3-for-1 stock split of the Registrant's common stock that took place on February 11, 2000.

     (a) Issuances of Capital Stock.

      1. Between February 18, 1998 and October 28, 1998, the Registrant issued and sold pursuant to stock restriction agreements outside of the 1998 Stock Incentive Plan an aggregate of 46,040,436 shares of its common stock for an aggregate purchase price of approximately $158,005.

      2. Between February 19, 1998 and October 29, 1998, the Registrant issued and sold an aggregate of 8,961,812 shares of its Series A redeemable convertible preferred stock for an aggregate purchase price of approximately $8,155,249.

      3. Between October 26, 1998 and July 31, 1999, the Registrant issued and sold pursuant to stock restriction agreements under the 1998 Stock Incentive Plan an aggregate of 5,557,500 shares of its common stock for an aggregate purchase price of $353,250.

      4. Between December 3, 1998 and February 11, 1999, the Registrant issued and sold an aggregate of 3,607,062 shares of its Series B redeemable convertible preferred stock for an aggregate purchase price of $12,624,717.

      5. On March 2, 1999, the Registrant issued and sold an aggregate of 2,500,000 shares of its Series C redeemable convertible preferred stock for an aggregate purchase price of $20,000,000.

      6. On July 23, 1999, the Registrant issued and sold an aggregate of 692,201 shares of its Series D redeemable convertible preferred stock for an aggregate price of $14,999,996.

     (b) Certain Grants and Exercises of Stock Options.

      1. From inception through October 21, 1999, the Registrant granted stock options to purchase 34,703,388 shares of common stock at exercise prices ranging from $.01 to $12.67 per share to employees, consultants and directors pursuant to its 1998 Stock Incentive Plan, as amended.

      2. From inception through October 25, 1999, the Registrant issued and sold an aggregate of 20,396,841 shares of its common stock to employees, consultants and directors for aggregate consideration of $7,006,178 pursuant to exercises of options granted under its 1998 Stock Incentive Plan.

   No underwriters were involved in any of the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of options to purchase common stock and sales of restricted common stock, Rule 701 of the Securities Act. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits:

  Exhibit
      No.                                Description
  ---------                              -----------
       *1.1   Form of Underwriting Agreement
    ****3.1   Amended and Restated Certificate of Incorporation of the Company
    ****3.2   Certificate of Amendment to the Amended and Restated Certificate
              of Incorporation of the Company
    ****3.3   Amended and Restated By-Laws of the Company
      **4.1   Specimen common stock certificate
        4.2   See Exhibits 3.1, 3.2 and 3.3 for provisions of the Certificate of Incorporation and By-Laws of the Company defining the rights of holders of common stock of the Company
      **4.3   Second Amended and Restated Investor Rights Agreement dated
              February 26, 1999, as amended by Amendment No. 1 dated as of July
              23, 1999
    ****4.4   Amendment No. 2 dated as of August 5, 1999 to the Second Amended and Restated Investor Rights Agreement dated February 26, 1999.
    ****4.5   Amendment No. 3 dated as of September 20, 1999 to the Second
              Amended and Restated Investor Rights Agreement dated February 26,
              1999.
    ****4.6   Amendment No. 4 dated as of February 11, 2000 to the Second
              Amended and Restated Investor Rights Agreement dated February 26,
              1999.
       *5.1   Opinion of Skadden Arps Slate Meagher & Flom LLP
     **10.1   1998 Stock Incentive Plan, as amended
     **10.2   1999 Non-Employee Directors' Option Plan
    **+10.3   Purchase and License Agreement between the Company and Williams
              Communications, Inc.
  ***++10.4   Addendum to Purchase and License Agreement between the Company and Williams Communications, Inc. dated November 21, 1999
 ****++10.5   Manufacturing Services Agreement between the Company and
              Celestica Corporation.
     **10.6   Lease dated as of December 21, 1998 between BerCar II LLC, a
              Massachusetts limited liability company and the Company regarding
              10 Elizabeth Drive, Chelmsford, MA
     **10.7   1999 Stock Incentive Plan
     **10.8   Lease Agreement between WA/TIB Real Estate Limited Partnership and the Company effective September 20, 1999
    ***10.9   Form of Indemnification Agreement between the Company, the
              Directors of the Company and certain officers of the Company
    ***10.10  Form of Change in Control Agreement between the Company and executive officers of the Company
    ***10.11  Promissory Note and Pledge Agreement between the Company and
              Kevin Oye, Vice President of Business Development
   ****10.12  Promissory Note between the Company and Eric Swanson
   ****10.13  Promissory Note between the Company and Eric Swanson
       23.1   Consent of PricewaterhouseCoopers LLP
      *23.2   Consent of Skadden Arps Slate Meagher & Flom LLP (included in
              Exhibit 5.1)
   ****24.1   Powers of Attorney (see signature page of previous filing)
   ****27.1   Financial Data Schedule
   ****27.2   Financial Data Schedule

--------
*   To be filed by amendment.
** Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration Statement No. 333-84635).
*** Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarterly period ended October 31, 1999 filed with the Commission on December 13, 1999.

**** Previously filed.
+ Confidential treatment granted for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act, which portions are omitted and filed separately with the Securities and Exchange Commission.
++ Confidential treatment requested for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act, which portions are omitted and filed separately with the Securities and Exchange Commission.

   (b) Financial Statement Schedules:

   All schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Item 17. Undertakings.

   The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the registrant pursuant to the Delaware General Corporation Law, the Restated Certificate of the registrant, the Underwriting Agreement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

    (1) For purpose of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-1 and has duly caused this AmendmentNo. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chelmsford, Massachusetts, on this 28th day of February, 2000.

                                          SYCAMORE NETWORKS, INC.

                                             /s/ Daniel E. Smith
                                          By: _________________________________
                                             Daniel E. Smith
                                             President and Chief Executive
                                             Officer

                               POWER OF ATTORNEY

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on this 28th day of February, 2000.

                Signature                                       Title
                ---------                                       -----

           /s/ Gururaj Deshpande           Chairman of the Board of Directors
 ________________________________________
             Gururaj Deshpande

            /s/ Daniel E. Smith            President, Chief Executive Officer and Director
 ________________________________________
              Daniel E. Smith

           /s/ Frances M. Jewels           Chief Financial Officer, Vice President, Finance
 ________________________________________   and Administration, Secretary and Treasurer
             Frances M. Jewels

                     *                     Director
 ________________________________________
              Timothy Barrows

                     *                     Director
 ________________________________________
               Paul J. Ferri

                     *                     Director
 ________________________________________
             John W. Gerdelman

  /s/ Frances M. Jewels

*By: _________________________

  Frances M. Jewels

  Chief Financial Officer, Vice
  President, Finance and
  Administration, Secretary and
  Treasurer

                                 EXHIBIT INDEX

  Exhibit
      No.                                Description
  ---------                              -----------
       *1.1   Form of Underwriting Agreement
    ****3.1   Amended and Restated Certificate of Incorporation of the Company
    ****3.2   Certificate of Amendment to the Amended and Restated Certificate
              of Incorporation of the Company
    ****3.3   Amended and Restated By-Laws of the Company
      **4.1   Specimen common stock certificate
        4.2   See Exhibits 3.1, 3.2 and 3.3 for provisions of the Certificate of Incorporation and By-Laws of the Company defining the rights of holders of common stock of the Company
      **4.3   Second Amended and Restated Investor Rights Agreement dated
              February 26, 1999, as amended by Amendment No. 1 dated as of July
              23, 1999
    ****4.4   Amendment No. 2 dated as of August 5, 1999 to the Second Amended and Restated Investor Rights Agreement dated February 26, 1999.
    ****4.5   Amendment No. 3 dated as of September 20, 1999 to the Second
              Amended and Restated Investor Rights Agreement dated February 26,
              1999.
    ****4.6   Amendment No. 4 dated as of February 11, 2000 to the Second
              Amended and Restated Investor Rights Agreement dated February 26,
              1999.
       *5.1   Opinion of Skadden Arps Slate Meagher & Flom LLP
     **10.1   1998 Stock Incentive Plan, as amended
     **10.2   1999 Non-Employee Directors' Option Plan
    **+10.3   Purchase and License Agreement between the Company and Williams
              Communications, Inc.
  ***++10.4   Addendum to Purchase and License Agreement between the Company and Williams Communications, Inc. dated November 21, 1999
 ****++10.5   Manufacturing Services Agreement between the Company and
              Celestica Corporation.
     **10.6   Lease dated as of December 21, 1998 between BerCar II LLC, a
              Massachusetts limited liability company and the Company regarding
              10 Elizabeth Drive, Chelmsford, MA
     **10.7   1999 Stock Incentive Plan
     **10.8   Lease Agreement between WA/TIB Real Estate Limited Partnership and the Company effective September 20, 1999
    ***10.9   Form of Indemnification Agreement between the Company, the
              Directors of the Company and certain officers of the Company
    ***10.10  Form of Change in Control Agreement between the Company and executive officers of the Company
    ***10.11  Promissory Note and Pledge Agreement between the Company and
              Kevin Oye, Vice President of Business Development
   ****10.12  Promissory Note between the Company and Eric Swanson
   ****10.13  Promissory Note between the Company and Eric Swanson
       23.1   Consent of PricewaterhouseCoopers LLP
      *23.2   Consent of Skadden Arps Slate Meagher & Flom LLP (included in
              Exhibit 5.1)
   ****24.1   Powers of Attorney (see signature page of previous filing)
   ****27.1   Financial Data Schedule
   ****27.2   Financial Data Schedule

--------
*To be filed by amendment.
** Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration Statement No. 333-84635).
*** Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarterly period ended October 31, 1999 filed with the Commission on December 13, 1999.

**** Previously filed.
+ Confidential treatment granted for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act, which portions are omitted and filed separately with the Securities and Exchange Commission.
++ Confidential treatment requested for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act, which portions are omitted and filed separately with the Securities and Exchange Commission.